Exhibit (a)(1)(A)

U.S. OFFER TO PURCHASE FOR CASH

All Outstanding Common Shares and

All Outstanding American Depositary Shares, each representing two Common Shares,

of

Calliditas Therapeutics AB

at

SEK 208 per Common Share or SEK 416 per ADS

by

Asahi Kasei Corporation

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., EASTERN TIME, ON AUGUST 30, 2024, UNLESS THE U.S. OFFER IS EXTENDED OR EARLIER TERMINATED.

Asahi Kasei Corporation, a Japanese corporation (“Buyer”), hereby offers to purchase all of the outstanding common shares, quota value SEK 0.04 per share (the “Shares”), held by U.S. Persons (the “U.S. Shares”) and all of the outstanding American Depositary Shares, each representing two Shares, quota value SEK 0.04 per share, whether or not held by U.S. Persons (the “ADSs” and, together with the Shares, the “Offer Securities”) of Calliditas Therapeutics AB, a company incorporated under the laws of Sweden (“Calliditas” or the “Company”), upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Acceptance Form for Shares (the “Acceptance Form for Shares”) and Letter of Transmittal for ADSs (the “ADS Letter of Transmittal”, which, together with this Offer to Purchase, the Acceptance Form for Shares and other related materials, as each may be amended or supplemented from time to time, collectively constitute the “U.S. Offer”). Non-U.S. Persons will not be permitted to tender their Shares in the U.S. Offer. The U.S. Offer is being made in conjunction with an offer by Buyer in Sweden directed to holders of Shares, but not holders of ADSs (the “Swedish Offer,” and together with the U.S. Offer, the “Offers”). ADSs (whether or not held by U.S. Persons) may only be tendered in the U.S. Offer.

The consideration for each outstanding Offer Security validly tendered in accordance with the terms and conditions of the U.S. Offer is (i) SEK 208 per Share (the “U.S. Share Consideration”), paid in Swedish krona (“SEK”), and (ii) SEK 416 per ADS, paid in U.S. Dollars based on the U.S. Dollar (USD)/Swedish krona (SEK) exchange rate published by Sveriges Riksbank (Sweden’s central bank) on the business day before the date Buyer makes the U.S. Offer Consideration available to the ADS Tender Agent for settlement of the ADSs tendered in the U.S. Offer (the “ADS Consideration” and, together with the U.S. Share Consideration, “U.S. Offer Consideration”), in each case, without interest and subject to any applicable withholding taxes. If the Company distributes dividends or makes any other value transfer prior to the settlement of the U.S. Offer, Buyer will reduce the U.S. Offer Consideration on a krona-for-krona basis. The consideration for each outstanding Share validly tendered in accordance with the terms and conditions of the Swedish Offer is SEK 208 per Share (that is not represented by an ADS), in cash (the “Swedish Offer Consideration”). The ADS Consideration equals the price per Share multiplied by two because each ADS represents two shares in the Company. The U.S. Offer Consideration has been determined in SEK, but the ADS Consideration will be payable in U.S. dollars, based on the U.S. Dollar (USD)/Swedish krona (SEK) exchange rate published by Sveriges Riksbank (Sweden’s central bank) on the business day before the date Buyer makes the U.S. Offer Consideration available to the ADS Tender Agent for settlement of the ADSs tendered in the U.S. Offer. The U.S. Share Consideration will be payable in SEK. Subject to Asahi Kasei declaring the Offer unconditional on September 2, 2024, Buyer expects the USD amount to be determined based on the USD/SEK exchange rate published by Sveriges Riksbank on September 5, 2024.

The initial acceptance period for the Offers (the “Offer Period”) will commence on July 18, 2024 and expire at 6:00 p.m., New York time, on August 30, 2024, unless the Offer Period is otherwise shortened or extended (the end of the Offer Period, as shortened or extended, the “Expiration Time”). Buyer reserves the right to shorten the acceptance period and set an earlier settlement date as well as to extend the acceptance period and to postpone the settlement date, as may be permissible under applicable laws and regulations, as described below and under Section 1—“Terms of the Offers”.

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The completion of the Offers is subject to the satisfaction of the conditions described below and under Section 16—“Conditions to the Offers” of this Offer to Purchase. The Offers are not subject to a financing condition. Buyer reserves the right to waive, in whole or in part, any or all of the conditions to completion of the Offers, subject to compliance with applicable law and as set forth in Section 16.

The Company Board has unanimously recommended the shareholders and ADS holders of the Company accept the Offers. THE MEMBERS OF THE COMPANY BOARD HAVE UNANIMOUSLY RECOMMENDED THAT YOU TENDER ALL OF YOUR OFFER SECURITIES TO BUYER PURSUANT TO THE U.S. OFFER.

If the Offers are consummated and all Offer Securities validly tendered and not properly withdrawn have been transferred to Buyer (the time at which Buyer pays (by delivery of funds to the Tender Agents (as defined below)) for all Offer Securities validly tendered and not properly withdrawn, the “Closing”, and the date of each such transfer, a “Closing Date”), and Buyer has, in connection with the Offers or otherwise, become the owner of more than 90% of the Shares in Calliditas (on a fully diluted basis), Buyer intends to effectuate, or cause to be effectuated, the commencement and consummation by Buyer of compulsory redemption proceedings described in Section 17—“Certain Legal Matters; Regulatory Approvals-Compulsory Redemption” to redeem the remaining outstanding Shares in accordance with the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)) (such proceedings, the “Compulsory Redemption”), as well as promote a delisting of the Shares from Nasdaq Stockholm. In the event that the ADS facility has not been terminated by the time the Compulsory Redemption takes place, holders of ADSs will be entitled to receive the consideration in connection with the Compulsory Redemption subject to the terms of the deposit agreement governing the ADS facility (the “Depositary Agreement”) and may be impacted by applicable depositary fees and foreign exchange rate. ADS holders that receive consideration in the Compulsory Redemption as described herein will receive such consideration in U.S. Dollars. At any time after the Offer being declared unconditional, Buyer intends to effectuate, or cause to be effectuated, the termination of the ADS facility and the delisting of the ADSs from Nasdaq Global Select Market (“Nasdaq”) and if the Compulsory Redemption occurs, we intend to cause the ADSs to be deregistered under the Exchange Act, in each case to the extent allowed under applicable law, as discussed in Section 14—“Certain Effects of the Offers”.

As part of the transaction, certain of the Company’s shareholders and ADS holders who in aggregate control shares or ADSs representing 44.35% of all outstanding Shares (including Shares represented by ADSs) based on 54,033,447 outstanding Shares, being all 59,941,465 issued Shares less the 5,908,018 Shares held in treasury by the Company on July 17, 2024, in Calliditas have entered into undertakings to accept the Offers (the “Irrevocable Undertakings”) with Buyer pursuant to which such shareholders have agreed, among other things, subject to the terms and conditions of the Irrevocable Undertakings, to tender their Shares or ADSs into the Offers. The terms of the Irrevocable Undertakings are described in more detail in Section 12—“The Transaction Agreements”—“Irrevocable Undertakings” in this Offer to Purchase.

The information on these front pages should be read in conjunction with, and is qualified in its entirety by, the more detailed information in this Offer to Purchase, in particular Section 1—“Terms of the Offers”. You should carefully read this entire Offer to Purchase, the Acceptance Form for Shares and the ADS Letter of Transmittal before deciding whether to tender your Offer Securities in the U.S. Offer.

To the extent permissible under Rule 14e-5 of the Securities Exchange Act of 1934 and any other applicable law or regulation, Buyer and its respective affiliates and brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, directly or indirectly, Offer Securities or other securities of the Company in the open market, in privately-negotiated purchases or otherwise and plans to consider or explore one or more corporate transactions involving the Company outside of the United States, other than pursuant to the Offers, before, during or after the period during which the Offers remain open for acceptance. This information will be disclosed in the U.S. through the Schedule TO, Schedule 13D or any amendment thereto filed with the Securities and Exchange Commission (the “SEC”), and available for free at the SEC’s website at www.sec.gov.

THIS OFFER IS BEING MADE TO U.S. HOLDERS OF SHARES AND ALL HOLDERS OF ADSs. THIS OFFER TO PURCHASE AND RELATED MATERIALS, INCLUDING THE ACCEPTANCE FORM FOR SHARES AND ADS LETTER OF TRANSMITTAL, WILL NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW BY ANY MEANS WHATSOEVER INCLUDING, WITHOUT LIMITATION, MAIL, FACSIMILE TRANSMISSION, E-MAIL OR TELEPHONE.

THE U.S. OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE U.S. OFFER, THE SWEDISH OFFER OR THE COMPULSORY REDEMPTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR RELATED MATERIALS, INCLUDING THE ACCEPTANCE FORM FOR SHARES AND ADS LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

July 18, 2024

FORWARD-LOOKING STATEMENTS

This Offer to Purchase includes “forward-looking statements”, including statements about the expected timing and completion of the Offers, and language indicating trends. Words such as “believes”, “anticipates”, “plans”, “expects”, “seeks”, “estimates”, and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks, uncertainties and assumptions relating to Calliditas, economic and market factors and the industry in which Calliditas operates, among other things. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Calliditas’ Annual Report on Form 20-F and subsequent interim reports on Form 6-K, which are on file with the SEC and available in the “Investor Relations” section of Calliditas’ website, calliditas.se/en/investors, under the heading “SEC Filings”, and in any subsequent documents Calliditas files or furnishes with the SEC.

You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while the Buyer believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this Offer to Purchase and the material accompanying this Offer to Purchase. These statements are not guarantees of future performance. All forward-looking statements included in this Offer to Purchase are made as of the date on the front cover of this Offer to Purchase and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

IMPORTANT

FOR U.S. HOLDERS OF SHARES

Directly Registered U.S. Shares

Holders of U.S. Shares whose shares are directly registered with Euroclear Sweden AB (“Euroclear”) and who wish to accept the U.S. Offer shall, during the period from and including July 18, 2024 up to and including August 30, 2024 at 6:00 p.m. New York Time, accept the U.S. Offer, to Skandinaviska Enskilda Banken, which is the tender agent for the Offers with respect to the Shares (the “Share Tender Agent”), in accordance with the below alternatives:

1.    Register the acceptance at https://corporate-events.seb.se no later than on August 30, 2024 at 6:00 p.m. New York Time. Authentication is made via Mobile BankID.

2.    Sign and submit a duly completed acceptance form to the Share Tender Agent at the address stated on the Acceptance Form for Shares.

The Acceptance Form for Shares must be physically submitted or sent by post, preferably in the enclosed postage paid return envelope, in due time prior to the last date of the acceptance period, and be received by the Share Tender Agent not later than on August 30, 2024 at 6:00 p.m. New York Time.

Acceptance forms and postage-paid return envelopes will be distributed to shareholders whose ownership in the Company is registered in their own name with Euroclear on July 17, 2024. The securities account and details on the relevant shareholding will be found on the pre-printed Acceptance Form for Shares. The person who completes and submits the Acceptance Form for Shares is responsible for ensuring that the pre-printed information on the Acceptance Form for Shares is correct.

Please note that an acceptance form that is missing mandatory information or otherwise is incorrectly completed may be disregarded. No amendments may be made in the pre-printed text on the acceptance forms.

Holders of U.S. Shares who accept the U.S. Offer authorize the Share Tender Agent to deliver their Shares to Buyer in accordance with the terms and instructions for the U.S. Offer.

Nominee Registered U.S. Shares

Holders of U.S. Shares whose shares are registered in the name of a nominee will not receive any pre-printed Acceptance Form for Shares or any postage-paid return envelope. Any acceptance of the U.S. Offer should in such event be made in accordance with instructions from the nominee.

Pledged U.S. Shares

If U.S. Shares are pledged in Euroclear’s system, both the U.S. Holder and the pledgee must sign the Acceptance Form for Shares and confirm that the pledge will be terminated if the U.S. Offer is completed. Those who are included in the list of pledgees and trustees will not receive an Acceptance Form for Shares but will instead be notified separately. The pledge of the relevant shares must be deregistered in Euroclear’s system at the time of the delivery of the shares to the Buyer.

Questions and requests for assistance regarding the U.S. Offer or any of the terms thereof with respect to Shares and for additional copies of this Offer to Purchase, the ADS Letter of Transmittal, the Acceptance Form for Shares (including the instructions attached thereto) and other tender offer materials may be directed to Georgeson LLC at (866) 643-4514. Copies of these materials may also be obtained at the website maintained by the SEC at www.sec.gov. You may contact your account operator, broker, dealer, commercial bank, trust company, custodian or other nominee for assistance.

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Tenders by Non-U.S. Holders of Shares

If you are not a U.S. holder of Shares you may only tender your Shares pursuant to the Swedish Offer.

THE ACCEPTANCE FORM FOR SHARES, THE ADS LETTER OF TRANSMITTAL, THE ADRs AND ANY OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE SHARE TENDER AGENT OR THE ADS TENDER AGENT, AS APPLICABLE, AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE BEFORE THE EXPIRATION TIME.

* * * * *

This Offer to Purchase will be available at the offices of Asahi Kasei at 1-1-2 Yurakucho, Chiyoda-Ku, Tokyo, Japan 100-0006 and at www.sec.gov.

* * * * *

Questions and requests for assistance regarding the U.S. Offer or any of the terms thereof with respect to the Offer Securities and for additional copies of this Offer to Purchase, the Acceptance Form for Shares ADS Letter of Transmittal, and other tender offer materials may be directed to Georgeson LLC at (866) 643-4514 (U.S. toll-free) and (781) 896-3845 (outside U.S. & Canada). Copies of these materials may also be obtained at the website maintained by the SEC at www.sec.gov. You may contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

THIS OFFER TO PURCHASE AND THE RELATED ACCEPTANCE FORM FOR SHARES AND ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ ALL APPLICABLE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE U.S. OFFER.

The Information Agent for the U.S. Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104

Shareholders, Banks and Brokers
Call Toll Free:
(866) 643-4514

Outside U.S. & Canada:
(781) 896-3845

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (this “Offer to Purchase”), the Acceptance Form for Shares (the “Acceptance Form for Shares”), the Letter of Transmittal for ADSs (the “ADS Letter of Transmittal”), and other related materials (the Offer to Purchase, the Acceptance Form for Shares, the ADS Letter of Transmittal, and such other related materials, as each may be amended or supplemented from time to time, collectively constitute the “U.S. Offer”). You are urged to read carefully this Offer to Purchase, the Acceptance Form for Shares, the ADS Letter of Transmittal, and other related materials in their entirety. Asahi Kasei Corporation (“Buyer”) has included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. Questions or requests for assistance may be directed to the call service of Georgeson LLC (the “Information Agent”) at the address and telephone number available on the back cover of this Offer to Purchase, as applicable. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we”, “our” or “us” refer to Buyer (as defined below). The information concerning Calliditas Therapeutics AB (“Calliditas” or the “Company”) contained in this summary term sheet and elsewhere in this Offer to Purchase has been provided to Buyer by Calliditas or has been taken from or is based upon publicly available documents or records of Calliditas on file with the SEC or other public sources as of the date hereof. Buyer has not independently verified the accuracy and completeness of such information.

Securities Sought

Subject to certain conditions, including the satisfaction or waiver of the Minimum Tender Condition (as described herein) on the terms and conditions set forth herein, all of the outstanding common shares, quota value SEK 0.04 per share (the “Shares”), held by U.S. Persons, (the “U.S. Shares”) and all of the outstanding American Depositary Shares, each representing two Shares, quota value SEK 0.04 per share, whether or not held by U.S. Persons (the “ADSs” and, together with the Shares, the “Offer Securities”), of Calliditas. The U.S. Offer is being made in conjunction with an offer by Buyer in Sweden directed to holders of Shares, but not holders of ADSs (the “Swedish Offer,” and together with the U.S. Offer, the “Offers”). ADSs (whether or not held by U.S. Persons) may only be tendered in the U.S. Offer.

Price Offered Per U.S. Share and ADS in the U.S. Offer

SEK 208 per Share, payable in cash (the “U.S. Share Consideration”) and SEK 416 per ADS, in cash (the “ADS Consideration” and, together with the U.S. Share Consideration, the “U.S. Offer Consideration”). The price offered for ADSs in the U.S. Offer equals the price per Share offered in the Swedish Offer multiplied by two, because each ADS represents two Shares.

The ADS Consideration has been determined in SEK, but will be payable in U.S. dollars, based on the U.S. Dollar (USD)/Swedish krona (SEK) exchange rate published by Sveriges Riksbank (Sweden’s central bank) on the business day before the date Buyer makes the ADS Consideration available to Computershare Trust Company, N.A., Computershare Inc. (“Computershare”), which is the tender agent for the U.S. Offer with respect to the ADSs (the “ADS Tender Agent” and, together with Skandinaviska Enskilda Banken (the “Share Tender Agent”), the “Tender Agents”), for settlement of the ADSs tendered in the U.S. Offer. The U.S. Share Consideration will be payable in SEK. Subject to Asahi Kasei declaring the Offer unconditional on September 2, 2024, Buyer expects the USD amount to be determined based on the USD/SEK exchange rate published by Sveriges Riksbank on September 5, 2024. The U.S. Share Consideration will be payable in Swedish krona (“SEK”).

Scheduled Expiration of Offers

Expiration of the Offers will occur at 6:00 p.m., New York time, on August 30, 2024, unless the Offers are extended or earlier terminated. Payment for the Offer Securities is expected to occur on or about September 9, 2024, unless the Offers are extended or earlier terminated. See Section 1—“Terms of the U.S. Offer.”

Minimum Tender Condition and Compulsory Redemption

If the Offers are consummated such that the number of Offer Securities validly tendered (and not properly withdrawn) prior to the time that the Offers expire, together with the Offer Securities then owned by Buyer or its subsidiaries are more than 90% of the Shares in Calliditas (on a fully diluted basis) at the time of the expiration of the Offers (the “Minimum Tender Condition”), Buyer intends to effectuate and cause to be effectuated, the commencement and consummation by Buyer of the procedures (including the appointment of arbitrators and the composition of an arbitration tribunal) set out in Chapter 22 of the Swedish Companies Act for the compulsory redemption of any outstanding Shares (the “Compulsory Redemption”) to acquire 100% ownership in the Company by Buyer. If the Minimum Tender Condition is satisfied, and after the time at which Buyer pays (by delivery of funds to the Tender Agents for the Offer) for all Offer Securities validly tendered and not properly withdrawn pursuant to the Offers as of the Acceptance Time (as defined below), the Company will be a direct subsidiary of Buyer. After the Closing (as defined below), if the Minimum Tender Condition is satisfied, we intend to cause the Shares to be delisted from Nasdaq Stockholm. At any time after the Offer being declared unconditional, Buyer intends to effectuate, or cause to be effectuated, the termination of the ADS facility and the delisting of the ADSs from Nasdaq and if the Compulsory Redemption occurs, we intend to cause the ADSs to be deregistered under the Exchange Act, in each case to the extent allowed under applicable law, as discussed in Section 14—“Certain Effects of the Offers”.

Buyer	Asahi Kasei Corporation, a Japanese corporation.
Calliditas Board Recommendation

The Calliditas Board has unanimously recommended the shareholders and ADS holders of the Company accept the Offers. The Company Board has obtained an opinion from Lazard AB, according to which, as of the date of such written opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in such written opinion, the consideration to be paid to Calliditas’ shareholders and ADS holders in the Offers was fair, from a financial point of view, to such holders.

QUESTIONS AND ANSWERS ABOUT THE U.S. OFFER

Who is offering to buy my Offer Securities?

Buyer is offering to purchase for cash all of the outstanding Offer Securities of Calliditas. In the United States, this offer is for the Shares of Calliditas held by U.S. Persons (“U.S. Shares”) and ADSs of Calliditas. Buyer is a Japanese corporation. Buyer’s principal business is operating as a $20 billion revenue global conglomerate that provides innovative, science-based solutions to a diverse range of markets in the Material, Homes, and Health Care business sectors. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning Buyer”.

As used herein, a “U.S. Person” means (1) any individual resident in the United States; (2) any partnership or corporation organized or incorporated in the United States; (3) any estate of which any executor or administrator is a U.S. Person; (4) any trust of which the trustee is a U.S. Person; (5) any agency or branch of a foreign entity located in the United States; (6) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (7) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; and (8) any partnership or corporation if (A) organized or incorporated under the laws of any foreign jurisdiction and (B) formed by a U.S. Person for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned by accredited investors (as defined in Rule 501(a) under the Securities Act); excluding, in each case, persons deemed not to be “U.S. persons” pursuant to Rule 902(k)(2) of Regulation S under the Securities Act.

How many U.S. Shares and ADSs are you seeking to purchase in the U.S. Offer?

We are offering to purchase all of the outstanding U.S. Shares and ADSs of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “U.S. Offer” to refer to this tender offer for the U.S. Shares and ADSs.

See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the U.S. Offer”.

Why are you making the Offers?

We are making the Offers because we want to acquire all outstanding equity interests of the Company. If the Offers are consummated such that the Minimum Tender Condition is met, Buyer intends to effectuate and cause to be effectuated, the Compulsory Redemption to acquire 100% ownership in the Company by Buyer. If the Minimum Tender Condition is satisfied, and after the time at which Buyer pays (by delivery of funds to the Tender Agents for the Offer) for all Offer Securities validly tendered and not properly withdrawn pursuant to the Offers as of the Acceptance Time (as defined below), the Company will be a direct subsidiary of Buyer. After the Closing (as defined below), if the Minimum Tender Condition is satisfied, we intend to cause the Shares to be delisted from Nasdaq Stockholm. At any time after the Offer being declared unconditional, Buyer intends to effectuate, or cause to be effectuated, the termination of the ADS facility and the delisting of the ADSs from Nasdaq to the extent allowed under applicable law, as discussed in Section 14—“Certain Effects of the Offers”.

See Section 13—“Purpose of the Offers; Plans for the Company”.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay (i) SEK 208 per Share, paid in SEK, and (ii) SEK 416 per ADS, paid in U.S. Dollars based on the U.S. Dollar (USD)/Swedish krona (SEK) exchange rate published by Sveriges Riksbank (Sweden’s central bank) on the business day before the date Buyer makes the ADS Consideration available to the ADS Tender Agent for settlement of the ADSs tendered in the U.S. Offer, in each case, without interest and subject to any applicable withholding taxes. The consideration for each outstanding Share (that is not represented by an ADS) validly tendered in accordance with the terms and conditions of the Swedish Offer is SEK 208 per Share, in cash (the “Swedish Offer Consideration”). If the Company distributes dividends or makes any other value transfer prior to the settlement of the U.S. Offer, Buyer will reduce the U.S. Offer Consideration on a krona-for-krona basis. The price offered for ADSs in the U.S. Offer equals the price per Share offered in the Swedish Offer multiplied by two, because each ADS represents two Shares. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

See the “Introduction”, Section 1—“Terms of the Offers” and Section 2—“Acceptance for Payment and Payment for ADSs”.

Will there be any currency exchange effects on payment?

The ADS Consideration has been determined in SEK, but will be payable in U.S. dollars, based on the U.S. Dollar (USD)/Swedish krona (SEK) exchange rate published by Sveriges Riksbank (Sweden’s central bank) on the business day before the date Buyer makes the ADS Consideration available to the ADS Tender Agent for settlement of the ADSs tendered in the U.S. Offer. Subject to Asahi Kasei declaring the Offer unconditional on September 2, 2024, Buyer expects the USD amount to be determined based on the USD/SEK exchange rate published by Sveriges Riksbank on September 5, 2024. The U.S. Share Consideration will be payable in Swedish krona (“SEK”).

What are the classes and amounts of securities sought in the Offers?

In the U.S. Offer, we are offering to purchase all of the outstanding U.S. Shares and all of the outstanding ADSs at a purchase price of SEK 208 per U.S. Share, paid in SEK, and SEK 416 per ADS, paid in U.S. Dollars based on the U.S. Dollar (USD)/Swedish krona (SEK) exchange rate published by Sveriges Riksbank (Sweden’s central bank) on the business day before the date Buyer makes the ADS Consideration available to the ADS Tender Agent for settlement of the ADSs tendered in the U.S. Offer, in each case, without interest and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase. In the Swedish Offer, we are offering to purchase all outstanding Shares at a purchase price of SEK 208 per Share (that is not represented by an ADS).

See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offers”.

What are the conditions to the U.S. Offer?

The obligation of Buyer to accept for payment, or, subject to any applicable rules and regulations of the Securities and Exchange Commission (“SEC”), including Rule 14e-1I under the Securities and Exchange Act of 1934 (the “Exchange Act”) (relating to Buyer’s obligation to pay for or return tendered Offer Securities promptly after the termination or withdrawal of the U.S. Offer) pay for, Offer Securities validly tendered (and not properly withdrawn) pursuant to the U.S. Offer is conditioned upon (together, the “Offer Conditions”):

(i)          the Offers being accepted to such extent that Buyer becomes the owner of more than 90% of the shares of Calliditas (on a fully diluted basis);

(ii)         with respect to the Offers and the acquisition of the Company, the receipt of all necessary regulatory, governmental or similar clearances, approvals and decisions, including from competition authorities and agencies screening foreign direct investments, in each case on terms that, in Buyer’s opinion, are acceptable, as described in more detail in Section 16—“Conditions to the Offers” and Section 17—“Certain Legal Matters; Regulatory Approvals”;

(iii)        neither the Offers nor the acquisition of Calliditas being rendered wholly or partially impossible or significantly impeded as a result of legislation or other regulation, any decision of a court or a public authority, or any similar circumstance;

(iv)        no circumstances having occurred that have a material adverse effect, or could reasonably be expected to have a material adverse effect, on the Company’s financial position, prospects or operations, including the Company’s sales, results, liquidity, equity ratio, equity or assets;

(v)         no information made public by the Company, or disclosed by the Company to Buyer, being inaccurate, incomplete or misleading, and the Company having made public all information that should have been made public by the Company;

(vi)        the Company not taking any action that is intended to impair the prerequisites for making or completing the offer; and

(vii)       no other party announcing an offer to acquire Offer Securities in the Company on terms that are more favorable to the shareholders or ADS holders of the Company than the terms of the Offers.

Buyer reserves the right to withdraw the Offers in the event that it is clear that any of the above conditions is not satisfied or cannot be satisfied. However, with regard to the conditions set out in items (ii)-(vii) above, the Offers may only be withdrawn where the non-satisfaction of such condition is of material importance to Buyer’s acquisition of Calliditas or if it is approved by the Swedish Securities Council. Buyer reserves the right to waive, in whole or in part, one or more of the conditions set out above, including, with respect to the condition set out in item (i), to complete the Offers at a lower acceptance level, subject to applicable law. The conditions to the Offers are described in more detail in Section 16—“Conditions to the Offers” in this Offer to Purchase.

Buyer expressly reserves the right to waive or make any other changes to the terms and conditions of the Offers.

Will you have the financial resources to make payment?

Yes. Neither the consummation of the Offers nor Compulsory Redemption is subject to any financing or funding condition. The total amount of funds estimated to be required by Buyer to consummate the Offers and purchase all outstanding Offer Securities in the Offers is approximately SEK 12.39 Billion based on 54,010,565 outstanding Shares, being all 59,918,583 issued Shares less the 5,908,018 Shares held in treasury by the Company as of July 17, 2024. Buyer will fund such cash requirements using Buyer’s available cash on hand and may, in Buyer’s sole discretion, draw down upon Buyer’s existing debt facilities.

See Section 10—“Source and Amount of Funds”.

Is your financial condition relevant to my decision to tender my Offer Securities pursuant to the U.S. Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Offer Securities and accept the U.S. Offer because:

•     the Offers are being made for all issued and outstanding Offer Securities solely for cash;

•     the Offers are not subject to any financing or funding condition; and

•     Buyer has cash on hand sufficient to purchase all Offer Securities tendered pursuant to the Offers.

See Section 10—“Source and Amount of Funds”.

Who can participate in the U.S. Offer? Who may use this Offer to Purchase?

The U.S. Offer is open to all U.S. shareholders and all holders of ADSs (whether or not held by U.S. Persons).

See Section 1—“Terms of the U.S. Offer”.

Who can participate in the Swedish Offer?

The Swedish Offer is not being made to (and acceptance forms will not be accepted from or on behalf of) persons domiciled in Australia, Canada, Hong Kong, Japan, New Zealand, South Africa, or whose participation in the Offer requires that additional offer documents are prepared or registrations effected or that any other measures are taken in addition to those required under Swedish law (including Nasdaq Stockholm’s Takeover Rules) or U.S. law (including Nasdaq Rules), unless an exemption applies. While U.S. holders of Shares may tender their Shares in the Swedish Offer, the Swedish Offer is subject to Swedish disclosure and procedural requirements, which may be different from those in the United States. The Swedish Offer is made and is otherwise in compliance with the disclosure and procedural requirements of Swedish law, including with respect to withdrawal rights, the timetable, notices of extensions, announcements of results, settlement procedures (including as regards to the time when payment of the consideration is rendered) and waivers of conditions, which may be different from requirements or customary practices in relation to U.S. domestic tender offers. Therefore, U.S. holders of Shares who wish to participate in the Swedish Offer should carefully consider that they will not be granted the same protections under the Exchange Act.

Why is there a separate Swedish Offer?

The Company is a Swedish corporation. The ADSs are registered under the Exchange Act and are listed on Nasdaq. The Shares are listed on Nasdaq Stockholm. U.S. and Swedish law both require that tender offers comply with the home country rules and regulations. Because the U.S. and Swedish laws relating to tender offers are different and inconsistent in certain ways, we are making two separate offers. The U.S. Offer will be conducted in accordance with U.S. federal securities laws, including Regulation 14D and Regulation 14E promulgated under the Exchange Act. The Swedish Offer will be conducted in accordance with Swedish securities law, including the Swedish Act on Public Takeovers on the Stock Market (Sw. lagen (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden) and Nasdaq Stockholm’s Takeover Rules.

What are the principal differences between the U.S. Offer and the Swedish Offer?

The terms and conditions of the U.S. Offer and the Swedish Offer are substantially similar and only differ to the extent required by law or local customary market practice. The principal differences between the U.S. Offer and the Swedish Offer are:

•     U.S. holders of Shares who wish to participate in the Swedish Offer will not be granted the same protections under the Exchange Act.

•     U.S. holders of Shares tendering in the Swedish Offer will be paid the Swedish Offer Consideration in SEK and U.S. holders of Shares tendering in the U.S. Offer will be paid the U.S. Share Consideration in SEK. Holders of ADSs tendering in the U.S. Offer will be paid the ADS Consideration in U.S. Dollars, based on the USD/SEK exchange rate published by Sveriges Riksbank (Sweden’s central bank) on the business day before the date Buyer makes the ADS Consideration available to the ADS Tender Agent for settlement of the ADSs tendered to the U.S. Offer. Subject to Buyer declaring the Offers unconditional on September 2, 2024, Buyer expects the U.S. dollar amount to be determined based on the USD/SEK exchange rate published by Sveriges Riksbank on September 5, 2024.

How long do I have to decide whether to tender my U.S. Shares or ADSs pursuant to the U.S. Offer?

You will have until 6:00 p.m., New York time, on August 30, 2024 (the “Expiration Time”), unless we extend the Offers or the Offers are earlier terminated. Buyer reserves the right to shorten the Offer Period and set an earlier settlement date as well as to extend the Offer Period and to postpone the settlement date, as may be permissible under applicable laws and regulations, as described below and under Section 1—“Terms of the Offers”. If you hold Offer Securities registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Offer Securities in the U.S. Offer. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Offer Securities by the Expiration Time.

The time of acceptance for payment of all Offer Securities validly tendered (and not properly withdrawn) in the Offers pursuant to and subject to the conditions of the Offers is referred to as the “Acceptance Time”. The time at which Buyer pays (by delivery of funds to the Tender Agents for the Offers) for all Offer Securities validly tendered and not properly withdrawn pursuant to the Offers as of the Acceptance Time is referred to as the “Closing”. The date on which the Closing occurs is referred to as the “Closing Date”.

See Section 1—“Terms of the Offers” and Section 3—“Procedures for Accepting the U.S. Offer and Tendering Offer Securities”.

Can the U.S. Offer be shortened or extended and under what circumstances?

Yes. Buyer reserves the right to shorten the Acceptance Time and set an earlier Closing Date as well as to extend the Acceptance Time and to postpone the Closing Date, as may be permissible under applicable laws and regulations, including Rule 14e-1 of the Exchange Act. Any such change of the Acceptance Time or Closing Date will be announced by Buyer in accordance with applicable laws and regulations.

How will I be notified if the U.S. Offer is extended?

If we extend the U.S. Offer, we will inform Skandinaviska Enskilda Banken, which is the Share Tender Agent, and Computershare, which is the ADS Tender Agent for the U.S. Offer, and will make a public announcement of the extension no later than on the next business day after the previously scheduled Expiration Time.

See Section 1—“Terms of the U.S. Offer”.

Can Buyer reduce or otherwise waive the Minimum Tender Condition?

In the event that Buyer chooses to acquire Shares and ADSs representing less than 90% but greater than 50% of the Shares (on a fully diluted basis), including if Buyer chooses, in its sole discretion, to reduce or waive the Minimum Tender Condition and consummate the Offers, then Buyer would hold a majority of the outstanding equity interests in the Company but Chapter 22 of the Swedish Companies Act would not be available to Buyer to effect the Compulsory Redemption and the non-tendering shareholders would continue to hold their Shares as minority shareholders and would have any rights granted to minority shareholders under applicable Swedish law. See Section 13—“Purpose of the Offer; Plans for the Company.” At any time after the Offer being declared unconditional, Buyer intends to effectuate, or cause to be effectuated, the termination of the ADS facility and the delisting of the ADSs from Nasdaq and if the Compulsory Redemption occurs, we intend to cause the ADSs to be deregistered under the Exchange Act, in each case to the extent allowed under applicable law, as discussed in Section 14—“Certain Effects of the Offers”. Buyer is under no obligation to reduce or waive the Minimum Tender Condition and may elect, in its sole discretion, to permit the Offers to expire without consummating the Offers.

How do I tender my ADSs?

If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you must contact such securities intermediary and have such securities intermediary tender your ADSs on your behalf through The Depository Trust Company (“DTC”). In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, the ADSs must be tendered by your securities intermediary before the Expiration Time. Further, before the Expiration Time, the ADS Tender Agent must receive (a) a confirmation of such tender of ADSs and (b) a message transmitted by DTC which forms part of a book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of this Offer to Purchase and the ADS Letter of Transmittal, and that Buyer may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than the Expiration Time for receipt of instructions to tender ADSs. Note that if your ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and such securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

Detailed instructions are contained in the Acceptance Form for Shares, ADS Letter of Transmittal and in Section 3—“Procedures for Accepting the U.S. Offer and Tendering Offer Securities”. Shareholders, banks and brokers please contact Georgeson LLC, the Information Agent, for assistance at (866) 643-4514 (U.S. toll-free) and (781) 896-3845 (outside U.S. & Canada).

See Section 3—“Procedures for Accepting the U.S. Offer and Tendering Offer Securities”.

How do I tender my U.S. Shares?

Directly Registered U.S. Shares

Holders of U.S. Shares whose shares are directly registered with Euroclear Sweden AB (“Euroclear”) and who wish to accept the U.S. Offer shall, during the period from and including July 18, 2024 up to and including August 30, 2024 at 6:00 p.m. New York Time, accept the U.S. Offer, to the Share Tender Agent, in accordance with the below alternatives:

1.    Register the acceptance at https://corporate-events.seb.se no later than on August 30, 2024 at 6:00 p.m. New York Time. Authentication is made via Mobile BankID.

2.    Sign and submit a duly completed acceptance form to the Share Tender Agent at the address stated on the Acceptance Form for Shares.

The Acceptance Form for Shares must be physically submitted or sent by post, preferably in the enclosed postage paid return envelope, in due time prior to the last date of the acceptance period, and be received by the Share Tender Agent not later than on August 30, 2024 at 6:00 p.m. New York Time.

Acceptance forms and postage-paid return envelopes will be distributed to shareholders whose ownership in the Company is registered in their own name with Euroclear on July 17, 2024. The securities account and details on the relevant shareholding will be found on the pre-printed Acceptance Form for Shares. The person who completes and submits the Acceptance Form for Shares is responsible for ensuring that the pre-printed information on the Acceptance Form for Shares is correct.

Please note that an acceptance form that is missing mandatory information or otherwise is incorrectly completed may be disregarded. No amendments may be made in the pre-printed text on the acceptance forms.

Holders of U.S. Shares who accept the U.S. Offer authorize the Share Tender Agent to deliver their Shares to Buyer in accordance with the terms and instructions for the U.S. Offer.

Nominee Registered U.S. Shares

Holders of U.S. Shares whose shares are registered in the name of a nominee will not receive any pre-printed Acceptance Form for Shares or any postage-paid return envelope. Any acceptance of the U.S. Offer should in such event be made in accordance with instructions from the nominee.

Pledged U.S. Shares

If U.S. Shares are pledged in Euroclear’s system, both the U.S. Holder and the pledgee must sign the Acceptance Form for Shares and confirm that the pledge will be terminated if the U.S. Offer is completed. Those who are included in the list of pledgees and trustees will not receive an Acceptance Form for Shares but will instead be notified separately. The pledge of the relevant shares must be deregistered in Euroclear’s system at the time of the delivery of the shares to the Buyer.

Please contact Georgeson LLC, the Information Agent, at (866) 643-4514 (U.S. toll-free) and (781) 896-3845 (outside U.S. & Canada).

If I accept the U.S. Offer, how and when will I get paid?

Subject to the Offer Conditions, Buyer will pay cash for tendered and accepted Offer Securities pursuant to the U.S. Offer to the applicable Tender Agents, which will act as agents for tendering holders of U.S. Shares and ADS holders, in accordance with Rule 14e-1 of the Exchange Act. The Tender Agents will receive payments from Buyer and transmit such payments to tendering holders whose Offer Securities have been accepted for payment. Settlement for Offer Securities will commence one business day after Buyer deposits the relevant settlement amount with the Tender Agents. If Buyer elects, in its sole discretion, to provide for a subsequent offering period, Buyer will (i) accept and promptly after the Expiration Time pay for all Offer Securities validly tendered and not properly withdrawn prior to the Expiration Time in accordance with Rule 14e-1 of the Exchange Act and (ii) accept and promptly pay for all Offer Securities validly tendered during such subsequent offering period in accordance with Rule 14d-11 of the Exchange Act.

If U.S. Shares are registered in the name of a nominee, settlement will take place through the respective nominee in accordance with their routine procedures.

See Section 3—“Procedures for Accepting the U.S. Offer and Tendering Offer Securities”.

Until what time may I withdraw previously tendered Offer Securities?

You may withdraw your previously tendered Offer Securities prior to the Expiration Time. In accordance with Section 14(d)(5) of the Exchange Act, a shareholder or ADS holder that has tendered Offer Securities may withdraw any or all of those Offer Securities at any time before the Expiration Time, by communicating its request to withdraw its Offer Securities in the manner described in Section 4—“Withdrawal Rights”. If Buyer elects, in its sole discretion, to provide for a subsequent offering period following announcement of the results of the tender offer and payment for tendered securities, in accordance with Rule 14d-7(a)(2) of the Exchange Act, you will have no withdrawal rights with respect to any Offer Securities you tender in such subsequent offering period, as described in Section 4—“Withdrawal Rights”.

How do I withdraw previously tendered Offer Securities?

To withdraw previously tendered Offer Securities, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Tender Agent to which you have tendered the Offer Securities while you still have the right to withdraw the Offer Securities. If you tendered Offer Securities by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Offer Securities. If after you have submitted your Acceptance Form for Shares or Letter of Transmittal to the applicable Tender Agent, you intend to withdraw, you must instruct such Tender Agent to arrange for withdrawal.

See Section 4—“Withdrawal Rights”.

Will there be a subsequent offering period?

If the Offers are consummated and Buyer waives or changes the Minimum Tender Condition so that, following the consummation of the Offers, Buyer holds Shares that represent less than 90% of the Shares (on a fully diluted basis), Buyer may provide for a subsequent offering period.

Buyer may also provide for a subsequent offering period in the event that the Minimum Tender Condition is met in order to enable any remaining shareholders who did not previously tender to tender their Shares.

If Buyer elects, in its sole discretion, to provide for a subsequent offering period, Buyer will inform the Tender Agents of the fact and will issue a press release announcing the subsequent offering period no later than on the next business day after the Expiration Time.

What does the Company’s board of directors think of the Offers?

The board of directors of Calliditas (the “Company Board”) has unanimously recommended the shareholders and ADS holders of the Company to accept the Offers. The Company Board has obtained an opinion from Lazard AB, according to which, as of the date of such written opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in such written opinion, the consideration to be paid to Calliditas’ shareholders and ADS holders in the Offers was fair, from a financial point of view, to such holders.

See the “Introduction” and Section 11—“Background of the Offers; Past Contacts or Negotiations with the Company”. A more complete description of the reasons for the Company Board’s recommendation and approval of the Offers and the Compulsory Redemption is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 that will be filed by Calliditas with the SEC.

Have any Company shareholders entered into agreements with Buyer or any of its affiliates requiring them to tender their Offer Securities?

On May 28, 2024, in connection with the Offers, each of (i) BVF Partners, (ii) Linc AB (publ), (iii) Stifelsen Industrifonden, (iv) Polar Capital Biotechnology Fund, (v) Sofinnova Crossover I SLP, (vi) Fjärde AP-fonden, (vii) Unionen, (viii) Handelsbanken Hälsovård Tema and (ix) Mikael Bender (collectively, the “Supporting Shareholders”) entered into irrevocable undertakings with Buyer in their capacities as securityholders of the Company (collectively, the “Irrevocable Undertakings”). The Supporting Shareholders, in the aggregate, control, as of the date of such agreements, 23,964,005 Shares (including Shares represented by ADSs), representing 44.65% of all Shares outstanding as of such date. Under the Irrevocable Undertakings, the Supporting Shareholders irrevocably agreed to accept the Offers and tender their Shares or ADSs no later than five business days before the end of the initial Offer Period. The Irrevocable Undertakings terminate if (i) Buyer does not declare the Offer unconditional before October 31, 2024, or (ii) another party announces a competing offer for all outstanding Shares in the Company at an offer price per Share exceeding the Swedish Offer Consideration by 8% or more and Buyer does not within five business days from the announcement of such competing offer announce an increase of the Swedish Offer Consideration so that the new price per Share under the Offer is at least 2.5% higher than the offer price per Share under the competing offer. This right for Buyer to match a competing offer applies to each and every competing offer as well as each and every increase of the offer price under any competing offer. The terms of the Irrevocable Undertakings are described in more detail in Section 12—“The Transaction Agreements”—“The Irrevocable Undertakings” in this Offer to Purchase.

Under the “Tier II” exemption, in accordance with Rule 14e-5(b)(12) of the Exchange Act, Buyer and its respective affiliates and brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, directly or indirectly, Offer Securities or any securities that are immediately convertible into, exchangeable for, or exercisable for, Offer Securities outside of the United States, other than pursuant to the Offers, before, during or after the period during which the Offers remains open for acceptance. Furthermore, (i) following termination, withdrawal or consummation of the Offers, Buyer may provide for one or more tender offers or (ii) make open market purchases or private purchases in negotiated transactions, in each case, of the Shares and ADSs in exchange for property or cash consideration and on such terms and at such prices as Buyer may determine, which may be more or less than the Swedish Offer Consideration or U.S. Offer Consideration, as applicable, and, to the extent applicable, in accordance with Rule 14e-5 and the Swedish Takeover Rules.

Has Buyer had any transactions in respect of the Shares prior to the Offers?

Other than in connection with entry into the Irrevocable Undertakings described herein, prior to the announcement of the Offers, neither Buyer nor any of its affiliates owned any Shares or other financial instruments that gave a financial exposure equivalent to a shareholding in the Company, and they had not acquired or agreed to acquire any such shares or financial instruments during the six months preceding the announcement of the Offers.

Following the announcement of the Offers and up until July 18, 2024, Buyer acquired 5,367,206 Shares corresponding to 9.93% of all Shares of the Company at prices not exceeding SEK 208 per Share based on 54,033,447 outstanding Shares in the Company, being all 59,941,465 issued Shares less the 5,908,018 Shares held in treasury by the Company at the time of the U.S. Offer (including the shares that are represented by ADSs at the time of the U.S. Offer).

To the extent permissible under applicable laws and regulations, including Rule 14e-5, Buyer may acquire, or enter into agreements to acquire, additional shares in the Company in other ways than through the Offers. Any such acquisitions will continue to be carried out or agreed and disclosed in accordance with applicable laws and regulations.

If the Offers are completed, will the Company continue as a publicly traded company?

If the Offers are consummated and Buyer holds Shares and ADSs that represent more than 90% of the Shares (on a fully diluted basis), following the Closing, we intend to cause the Shares to be delisted from Nasdaq Stockholm and, subject to applicable law, the ADSs to be delisted from Nasdaq and deregistered under the Exchange Act. As soon as practicable following the consummation of the Offers as contemplated by the foregoing, we intend to complete the Compulsory Redemption and take steps to ensure that the Shares and ADSs of the Company will cease to be publicly traded. See the description in this Summary Term Sheet under the heading “Will there be a subsequent offering period?”

In the event that Buyer chooses to acquire Shares and ADSs representing less than 90% but greater than 50% of the Shares (on a fully diluted basis), including if Buyer chooses, in its sole discretion, to reduce or waive the Minimum Tender Condition and consummate the Offers, then Buyer would hold a majority of the outstanding equity interests in the Company but Chapter 22 of the Swedish Companies Act would not be available to Buyer to effect the Compulsory Redemption and the non-tendering shareholders would continue to hold their Shares as minority shareholders and would have any rights granted to minority shareholders under applicable Swedish law. See Section 13—“Purpose of the Offer; Plans for the Company.” Buyer is under no obligation to reduce or waive the Minimum Tender Condition and may elect, in its sole discretion, to permit the Offers to expire without consummating the Offers. At any time after the Offer being declared unconditional, Buyer intends to effectuate, or cause to be effectuated, the termination of the ADS facility and the delisting of the ADSs from Nasdaq to the extent allowed under applicable law, as discussed in Section 14—“Certain Effects of the Offers”.

If I decide not to tender, how will the Offers affect my Shares or ADSs?

If the Offers are consummated and Buyer holds Shares and ADSs that represent more than 90% of the Shares (on a fully diluted basis), Buyer intends to commence the Compulsory Redemption as soon as practicable following the consummation of the Offers in accordance with the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)), and all of the Shares outstanding, including the Shares represented by the ADSs, will be acquired by Buyer pursuant to the Compulsory Redemption and Buyer will pay a price per Share as determined in the proceedings, as applicable, subject to any applicable withholding taxes, with interest accrued from the date at which the Compulsory Redemption commences up until and including the date such payment gains legal force or is otherwise made, at the reference rate set by the Riksbank plus 2 percentage points, subject to the Arbitral Tribunal (as defined below) proceedings discussed in Section 17—“Certain Legal Matters; Regulatory Approvals-Compulsory Redemption”. In the event that the ADS facility has not been terminated by the time the Compulsory Redemption takes place, holders of ADSs will be entitled to receive the consideration in connection with the Compulsory Redemption subject to the terms of the deposit agreement governing the ADS facility (the “Depositary Agreement”) and may be impacted by applicable depositary fees and foreign exchange rate. ADS holders that receive consideration in the Compulsory Redemption as described herein will receive such consideration in U.S. Dollars. Also, if the Offers are consummated and Buyer holds Shares and ADSs that represent more than 90% of the Shares (on a fully diluted basis), following the Closing we intend to cause the Shares to be delisted from Nasdaq Stockholm, and in addition, Buyer may, but is not obligated to, provide for a subsequent offering period. See the description in this Summary Term Sheet under the heading “Will there be a subsequent offering period?”

If, at the Expiration Time, the Shares and ADSs tendered in the Offers represent less than 90% of the Shares (on a fully diluted basis), Buyer may, in its sole discretion, elect to either (i) terminate or withdraw the Offers without accepting any validly tendered and not properly withdrawn Shares or ADSs or (ii) waive or decrease the threshold percentage required to meet the Minimum Tender Condition to a percentage lower than 90% and consummate the Offers for the Shares and ADSs validly tendered and not properly withdrawn. Buyer is under no obligation to reduce or waive the Minimum Tender Condition and may elect, in its sole discretion, to permit the Offers to expire without consummating the Offers if the Minimum Tender Condition is not met. In the event that Buyer chooses, in its sole discretion, to consummate the Offers under circumstances resulting in Buyer owning Shares and ADSs representing less than 90% of the Shares (on a fully diluted basis), Buyer may, but is not obligated to, provide for a subsequent offering period (see the description in the Summary Term Sheet under the heading “Will there be a subsequent offering period?”). Buyer may also provide for a subsequent offering period in the event that the Minimum Tender Condition is met in order to enable any remaining shareholders who did not previously tender to tender their Shares.

In the event that Buyer chooses to acquire Shares and ADSs representing less than 90% but greater than 50% of the Shares (on a fully diluted basis), including if Buyer chooses, in its sole discretion, to reduce or waive the Minimum Tender Condition and consummate the Offers, then (i) Buyer would hold a majority of the outstanding equity interests in the Company but Chapter 22 of the Swedish Companies Act would not be available to Buyer to effect the Compulsory Redemption and the non-tendering shareholders would continue to hold their Shares as minority shareholders and would have any rights granted to minority shareholders under applicable Swedish law and (ii) the Company would qualify as a “controlled company” under the Nasdaq listing rules such that Buyer would be able to, and Buyer currently expects that it would, subject to and in accordance with Swedish law, elect all of the directors of the Company Board. See Section 13—“Purpose of the Offers; Plans for the Company” and see Section 14—“Certain Effects of the Offers”.

At any time after the Offer being declared unconditional, Buyer intends to effectuate, or cause to be effectuated, the termination of the ADS facility and the delisting of the ADSs from Nasdaq and if the Compulsory Redemption occurs, we intend to cause the ADSs to be deregistered under the Exchange Act, in each case to the extent allowed under applicable law, as discussed in Section 14—“Certain Effects of the Offers”.

See the “Introduction” and Section 14—“Certain Effects of the Offers”.

What is the market value of my Offer Securities as of a recent date?

On May 24, 2024, the last trading day before the public announcement of the Offers, the reported closing sale price on Nasdaq Stockholm was 114.50 SEK per Share. On July 17, 2024, the last trading day before the publication of this Offer to Purchase, the reported closing sale price on Nasdaq Stockholm was SEK 206.40 per Share.

On May 24, 2024, the last trading day before the public announcement of the Offers, the reported closing sale price on Nasdaq was $21.82 per ADS. On July 17, 2024, the last trading day before the publication of this Offer to Purchase, the reported closing sale price on Nasdaq was $39.28 per ADS.

See Section 7—“Price Range of ADSs; Dividends”.

What are the material U.S. federal income tax consequences to U.S. Holders of tendering Shares or ADSs?

The exchange of any Offer Securities for cash consideration pursuant to the U.S. Offer or the Compulsory Redemption will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion described under Section 5—“Material U.S. Federal Income Tax Considerations for U.S. Holders of Offer Securities”-“Passive Foreign Investment Company Considerations”, a U.S. Holder (as defined below) who exchanges any Offer Securities for cash generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized and (ii) such U.S. Holder’s adjusted tax basis in the Offer Securities exchanged therefor. We urge you to consult your own tax advisor as to the particular tax consequences to you of the receipt of cash in exchange for any Offer Securities pursuant to the U.S. Offer or the Compulsory Redemption. See Section 5—“Material U.S. Federal Income Tax Considerations for U.S. Holders of Offer Securities” for a more detailed discussion of the U.S. federal income tax consequences of the U.S. Offer and the Compulsory Redemption to U.S. Holders.

Will U.S. holders of Shares and ADS holders have to pay brokerage fees or commissions if they tender their Offer Securities?

Tendering holders of Offer Securities who are record owners of their Offer Securities and who tender directly to the Tender Agents will not be obligated to pay brokerage fees or commissions or stock transfer taxes with respect to the purchase of Offer Securities by Buyer pursuant to the U.S. Offer. Holders of Offer Securities who hold their Offer Securities through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

Who should I call if I have questions about the U.S. Offer?

Holders of Offer Securities, banks and brokers may contact Georgeson LLC, the Information Agent, toll free at (866) 643-4514 (U.S. toll-free) and (781) 896-3845 (outside U.S. & Canada). Georgeson LLC is acting as the information agent for the Offer. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

To the Holders of Offer Securities of Calliditas Therapeutics AB:

Through the U.S. Offer, Asahi Kasei Corporation, a Japanese corporation, is offering to purchase all of the outstanding Shares, quota value SEK 0.04, held by U.S. Persons, and ADSs, each representing two common Shares, quota value SEK 0.04 per Share, whether or not held by U.S. Persons, of Calliditas Therapeutics AB, a public limited liability company organized under the laws of Sweden, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Acceptance Form for Shares and ADS Letter of Transmittal. The U.S. Offer is being made in conjunction with an offer by Buyer in Sweden directed to holders of Shares, but not holders of ADSs. ADSs (whether or not held by U.S. Persons) may only be tendered in the U.S. Offer.

Following the consummation of the Offers, to the extent the Minimum Tender Condition is met, and was not reduced to below more than 90% of the Shares (on a fully diluted basis) Buyer intends to commence a process pursuant to the Swedish Companies Act for the Compulsory Redemption of any outstanding Offer Securities held by shareholders who did not tender their securities in the Offers to obtain 100% ownership of the Company by Buyer in accordance with applicable laws, including the laws of Sweden.

Tendering holders of Offer Securities who are record owners of their Offer Securities and who tender directly to the Tender Agents will not be obligated to pay brokerage fees or commissions or stock transfer taxes with respect to the purchase of Offer Securities by Buyer pursuant to the U.S. Offer. Holders of Offer Securities who hold their Offer Securities through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any service fee.

The obligation of Buyer to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Buyer’s obligation to pay for or return tendered Offer Securities or ADSs promptly after the termination or withdrawal of the Offers) pay for, Offer Securities validly tendered (and not properly withdrawn) pursuant to the U.S. Offer is conditioned upon, among other things, (i) the Offers being accepted to such extent that Buyer becomes the owner of more than 90% of the total number of Shares (on a fully diluted basis) at the time of the expiration of the Offers; (ii) with respect to the Offers and the acquisition of the Company, the receipt of all necessary regulatory, governmental or similar clearances, approvals and decisions, including from competition authorities and agencies screening foreign direct investments, in each case on terms that, in Buyer’s opinion, are acceptable, as described in more detail in Section 16—“Conditions to the Offers” and Section 17—“Certain Legal Matters; Regulatory Approvals”; (iii) neither the Offers nor the acquisition of Calliditas being rendered wholly or partially impossible or significantly impeded as a result of legislation or other regulation, any decision of a court or a public authority, or any similar circumstance; (iv) no circumstances having occurred that have a material adverse effect, or could reasonably be expected to have a material adverse effect, on the Company’s financial position, prospects or operations, including the Company’s sales, results, liquidity, equity ratio, equity or assets; (v) no information made public by the Company, or disclosed by the Company to Buyer, being inaccurate, incomplete or misleading, and the Company having made public all information that should have been made public by the Company; (vi) the Company not taking any action that is intended to impair the prerequisites for making or completing the Offers; and (vii) no other party announcing an offer to acquire Shares or ADSs in the Company on terms that are more favorable to the shareholders or ADS holders of the Company than the terms of the Offers. Buyer reserves the right to withdraw the Offers in the event that it is clear that any of the above conditions is not satisfied or cannot be satisfied. However, with regard to the conditions set out in items (ii)-(vii) above, the Offers may only be withdrawn where the non-satisfaction of such condition is of material importance to Buyer’s acquisition of Calliditas or if it is approved by the Swedish Securities Council. The conditions to the Offers are described in more detail in Section 16—“Conditions to the Offers” in this Offer to Purchase.

The Company Board has unanimously recommended the shareholders and ADS holders of the Company accept the Offers. The Company Board has obtained an opinion from Lazard AB, according to which, as of the date of such written opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in such written opinion, the consideration to be paid to Calliditas’ shareholders and ADS holders in the Offers was fair, from a financial point of view, to such holders.

A more complete description of the Calliditas Board’s reasons for recommending the Offers and the Compulsory Redemption is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of the Company (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”), that will be furnished to securityholders in connection with the Offer. Calliditas shareholders and holders of ADSs should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the sub-headings “Background of the Offer” and “Reasons for the Recommendation”.

On May 28, 2024, in connection with the Offers, each of (i) BVF Partners, (ii) Linc AB (publ), (iii) Stifelsen Industrifonden, (iv) Polar Capital Biotechnology Fund, (v) Sofinnova Crossover I SLP, (vi) Fjärde AP-fonden, (vii) Unionen, (viii) Handelsbanken Hälsovård Tema and (ix) Mikael Bender (collectively, the “Supporting Shareholders”) entered into irrevocable undertakings with Buyer in their capacities as securityholders of the Company (collectively, the “Irrevocable Undertakings”). The Supporting Shareholders, in the aggregate, control, as of the date of such agreements, 23,964,005 Shares (including shares represented by ADSs), representing 44.65% of all Shares outstanding as of such date. Under the Irrevocable Undertakings, the Supporting Shareholders irrevocably agreed to accept the Offers and tender their Shares or ADSs no later than five business days after the end of the initial Offer Period. The Irrevocable Undertakings terminate if (i) Buyer does not declare the Offer unconditional before October 31, 2024, or (ii) another party announces a competing offer for all outstanding Shares in the Company at an offer price per Share exceeding the Swedish Offer Consideration by 8% or more and Buyer does not within five business days from the announcement of such competing offer announce an increase of the Swedish Offer Consideration so that the new price per Share under the Offer is at least 2.5% higher than the offer price per Share under the competing offer. This right for Buyer to match a competing offer applies to each and every competing offer as well as each and every increase of the offer price under any competing offer. The terms of the Irrevocable Undertakings are described in more detail in Section 12—“Transaction Agreements”—“The Irrevocable Undertakings” in this Offer to Purchase. As of the close of business on July 17, 2024, the latest practicable date prior to the filing of this Schedule TO, there were 59,941,465 Shares issued and outstanding. As of the close of business on July 16, 2024, the latest practicable date prior to the filing of this Schedule TO for which such information was available, 1,276,637 of the Company’s Shares were represented by issued and outstanding ADSs.

If the Offers are consummated such that the number of Offer Securities validly tendered (and not properly withdrawn) prior to the time that the Offers expire, together with the Offer Securities then owned by Buyer or its subsidiaries represents more than 90% of the total number of Shares (on a fully diluted basis) at the time of the expiration of the Offers, Buyer intends to effectuate and cause to be effectuated, the commencement and consummation by Buyer of Compulsory Redemption to accommodate 100% ownership in the Company by Buyer. If the Minimum Tender Condition is satisfied and was not previously reduced by Buyer in its sole discretion, and after the time at which Buyer pays (by delivery of funds to the Tender Agents for the Offers) for all Offer Securities validly tendered and not properly withdrawn pursuant to the Offers as of the Acceptance Time (as defined below), the Company will be a direct subsidiary of Buyer. After the Closing (as defined below), if the Minimum Tender Condition is satisfied, we intend to cause the Shares to be delisted from Nasdaq Stockholm.

At any time after the Offer being declared unconditional, Buyer intends to effectuate, or cause to be effectuated, the termination of the ADS facility and the delisting of the ADSs from Nasdaq and if the Compulsory Redemption occurs, we intend to cause the ADSs to be deregistered under the Exchange Act, in each case to the extent allowed under applicable law, as discussed in Section 14—“Certain Effects of the Offers”.

Section 5—“Material U.S. Federal Income Tax Considerations for U.S. Holders of Offer Securities” discusses the material U.S. federal income tax consequences to U.S. Holders (as defined therein) of the U.S. Offer and the Compulsory Redemption.

To the extent permissible under Rule 14e-5 of the Exchange Act and any other applicable law or regulation, Buyer and its respective affiliates and brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, directly or indirectly, Offer Securities or other securities of the Company in the open market, in privately-negotiated purchases or otherwise and plans to consider or explore one or more corporate transactions involving the Company outside of the United States, other than pursuant to the Offers, before, during or after the period during which the Offers remain open for acceptance. This information will be disclosed in the U.S. through the Schedule TO, Schedule 13D or any amendment thereto filed with the SEC, and available for free at the SEC’s website at www.sec.gov.

THIS OFFER TO PURCHASE AND THE RELATED ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

THE U.S. OFFER

1.    Terms of the U.S. Offer.

Upon the terms and subject to the conditions of the U.S. Offer (including, if the Offers are extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly after the Expiration Time pay for all Offer Securities validly tendered prior to the Expiration Time and not properly withdrawn as described under Section 4—“Withdrawal Rights”.

To the extent the Offer Conditions are satisfied or waived, acceptance for payment of Offer Securities validly tendered and not properly withdrawn pursuant to and subject to the Offer Conditions shall occur on or about September 2, 2024, unless we otherwise shorten or extend the Offers. We refer to the time of acceptance for payment of all Offer Securities validly tendered (and not properly withdrawn) in the Offers pursuant to and subject to the conditions of the Offers as the “Acceptance Time”.

The completion of the Offers is subject to the satisfaction of the conditions described below and under Section 16—“Conditions to the Offers” of this Offer to Purchase. The Offers are not subject to a financing condition. Buyer reserves the right to waive, in whole or in part, any or all of the conditions to completion of the Offers, subject to compliance with applicable law and as set forth in Section 16. We reserve the right to shorten the Offer Period and set an earlier settlement date as well as to extend the Offer Period and to postpone the settlement date, as may be permissible under applicable laws and regulations.

Buyer expressly reserves the right to waive or make any other changes to the terms and conditions of the Offers, subject to applicable law.

Without limiting the manner in which Buyer may choose to make any public announcement, we currently intend to make announcements regarding the U.S. Offer by issuing a press release and making any appropriate filing with the SEC.

If we extend the U.S. Offer, are delayed in our acceptance for payment of or payment for Offer Securities (whether before or after our acceptance for payment for Offer Securities) or are unable to accept Offer Securities for payment pursuant to the Offers for any reason, then, without prejudice to our rights under the U.S. Offer, the applicable Tender Agent may retain tendered Offer Securities, as applicable, on our behalf, and such Offer Securities may not be withdrawn except to the extent that tendering shareholders and ADS holders are entitled to withdrawal rights as described herein under Section 4—“Withdrawal Rights”.

If we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer or if we waive a material condition of the U.S. Offer, we will disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the U.S. Offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five (5)-business days from the date the material change is first published, sent or given to the Company shareholders, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten (10)-business day period generally is required to allow for adequate dissemination to the Company shareholders, ADS holders and investor response.

If, on or before the Expiration Time, we increase the consideration being paid for Offer Securities accepted for payment in the U.S. Offer, such increased consideration will be paid to all the shareholders and ADS holders whose Offer Securities are purchased in the U.S. Offer, whether such Offer Securities were tendered before or after the announcement of the increase in consideration.

If the Offers are consummated, Buyer may, but is not obligated to, provide for a subsequent offering period. If the Offers are consummated and Buyer holds Shares and ADSs that represent more than 90% of the Shares (on a fully diluted basis) following consummation of the Offers, then Buyer intends to commence a process pursuant to the Swedish Companies Act for the Compulsory Redemption of any outstanding Offer Securities held by shareholders who did not tender their securities in the Offers to obtain 100% ownership of the Company by Buyer in accordance with applicable laws, including the laws of Sweden.

If, at the Expiration Time, the Shares and ADSs tendered in the Offers represent less than 90% of the Shares (on a fully diluted basis), Buyer may, in its sole discretion, elect to either (i) terminate or withdraw the Offers without accepting any validly tendered and not properly withdrawn Shares or ADSs or (ii) waive or decrease the threshold percentage required to meet the Minimum Tender Condition to a percentage lower than 90% and consummate the Offers for the Shares and ADSs validly tendered and not properly withdrawn. Buyer is under no obligation to reduce or waive the Minimum Tender Condition and may elect, in its sole discretion, to permit the Offers to expire without consummating the Offers if the Minimum Tender Condition is not met. In the event that Buyer chooses, in its sole discretion, to consummate the Offers under circumstances resulting in Buyer owning Shares and ADSs representing less than 90% of the Shares (on a fully diluted basis), Buyer may, but is not obligated to, provide for a subsequent offering period (see the description in the Summary Term Sheet under the heading “Will there be a subsequent offering period?”). Buyer may also provide for a subsequent offering period in the event that the Minimum Tender Condition is met in order to enable any remaining shareholders who did not previously tender to tender their Shares.

If any Offer Securities tendered in accordance with the instructions set forth in this Offer to Purchase or other related materials are not accepted for purchase pursuant to the terms and conditions of the U.S. Offer, we will cause such Offer Securities to be returned promptly following the announcement of the lapse or withdrawal of the Offers, as the case may be.

Under the “Tier II” exemption, in accordance with Rule 14e-5(b)(12) of the Exchange Act, Buyer and its respective affiliates and brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, directly or indirectly, Offer Securities or any securities that are immediately convertible into, exchangeable for, or exercisable for, Offer Securities outside of the United States, other than pursuant to the Offers, before, during or after the period during which the Offers remains open for acceptance. Furthermore, (i) following termination, withdrawal or consummation of the Offers, Buyer may provide for one or more tender offers or (ii) make open market purchases or private purchases in negotiated transactions, in each case, of the Shares and ADSs in exchange for property or cash consideration and on such terms and at such prices as Buyer may determine, which may be more or less than the U.S. Offer Consideration and, to the extent applicable, in accordance with Rule 14e-5 and the Swedish Takeover Rules.

In the event that Buyer chooses to acquire Shares and ADSs representing less than 90% but greater than 50% of the Shares (on a fully diluted basis), including if Buyer chooses, in its sole discretion, to reduce or waive the Minimum Tender Condition and consummate the Offers, then (i) Buyer would hold a majority of the outstanding equity interests in the Company but Chapter 22 of the Swedish Companies Act would not be available to Buyer to effect the Compulsory Redemption and the non-tendering shareholders would continue to hold their Shares as minority shareholders and would have any rights granted to minority shareholders under applicable Swedish law and (ii) the Company would qualify as a “controlled company” under the Nasdaq listing rules such that Buyer would be able to, and Buyer currently expects that it would, subject to and in accordance with Swedish law, elect all of the directors of the Company Board. See Section 13—“Purpose of the Offers; Plans for the Company”.

At any time after the Offer being declared unconditional, Buyer intends to effectuate, or cause to be effectuated, the termination of the ADS facility and the delisting of the ADSs from Nasdaq and if the Compulsory Redemption occurs, we intend to cause the ADSs to be deregistered under the Exchange Act, in each case to the extent allowed under applicable law, as discussed in Section 14—“Certain Effects of the Offers”.

We expressly reserve the right, in our sole discretion, subject to the applicable rules and regulations of the SEC, not to accept for payment any Offer Securities if, at the Expiration Time, any of the Offer Conditions have not been satisfied. See Section 16—“Conditions to the Offers”.

The Company has provided us with a list of shareholders and ADS holders and security position listings for the purpose of disseminating this Offer to Purchase and the related Acceptance Form for Shares and ADS Letter of Transmittal and other related materials, as applicable, to holders of Offer Securities. This Offer to Purchase, the related Acceptance Form for Shares, and the related ADS Letter of Transmittal will be mailed to record shareholders and holders of ADSs whose names appear on the shareholder and ADS holder list of the Tender Agents, and will be furnished, for subsequent transmittal to beneficial owners of Offer Securities, to brokers, dealers, commercial banks, trust companies and similar persons.

2.    Acceptance for Payment and Payment for Offer Securities.

We refer to the time of acceptance for payment of all Offer Securities validly tendered (and not properly withdrawn) in the Offers pursuant to and subject to the conditions of the Offers as the “Acceptance Time”.

Payment

Purchase of tendered Offer Securities pursuant to the U.S. Offer will be made only after timely receipt by the applicable Tender Agent of the proper documents with respect to the shareholder’s Offer Securities. See Section 3—“Procedures for Accepting the U.S. Offer and Tendering Offer Securities”. Payment for Offer Securities will be made promptly after the Acceptance Time in accordance with Rule 14e-1(c) of the Exchange Act.

If any Offer Securities tendered in accordance with the instructions set forth in this Offer to Purchase or other related materials are not accepted for purchase pursuant to the terms and conditions of the U.S. Offer, we will cause such Offer Securities to be returned promptly following the announcement of the lapse or withdrawal of the U.S. Offer, as the case may be.

The U.S. Offer Consideration for the Offer Securities accepted for payment pursuant to the U.S. Offer will be distributed without interest and subject to any applicable withholding taxes.

Payment for ADSs tendered by book-entry transfer through DTC will be made to DTC, which will further allocate the applicable amount of consideration to the account of the DTC participants that tendered the ADSs on behalf of customers. If you tender your ADSs to the ADS Tender Agent by means of a physical certificate delivery with a completed and signed ADS Letter of Transmittal or by means of an ADS Letter of Transmittal for ADSs in uncertificated form held on the books of the ADS Depositary, the ADS Tender Agent will issue a check for the applicable amount of consideration.

Payment of the U.S. Offer Consideration shall be made by the applicable Tender Agent only to the person specified on the Acceptance Form for Shares or ADS Letter of Transmittal, as applicable, as the seller of the tendered Offer Securities, and any of said persons shall be treated both by Buyer and by the applicable Tender Agent as the sole owner and seller of the tendered Offer Securities. The Share Tender Agent and ADS Tender Agent will act as agents for tendering holders of Shares and ADSs, respectively, for the purpose of receiving payments from Buyer and transmitting payments to such tendering holders of Shares or ADSs whose Shares or ADSs have been accepted for payment. If U.S. Shares are registered in the name of a nominee, payment will take place through the respective nominee in accordance with their routine procedures.

If Buyer elects, in its sole discretion, to provide for a subsequent offering period, Buyer will accept and promptly pay for all Offer Securities validly tendered during such subsequent offering period in accordance with Rule 14d-11 of the Exchange Act.

General Provisions

If tendered Offer Securities are not purchased for any reason, the documents of title relating to the Shares or certificated ADSs evidenced by American Depositary Receipts (“ADRs”) evidencing ADSs and other documents of title, if any, will be returned, without expense to, but at the risk of, the tendering holder (or, in the case of ADSs delivered by book-entry transfer, by transfer of such ADSs to the account maintained at DTC from which the ADSs were tendered), as promptly as practicable. Buyer seeks to acquire the Offer Securities, together with all economic and voting rights, including rights to dividends or any other distributions declared, made or paid after the Acceptance Time with respect to the Offer Securities accepted for payment pursuant to the Offers.

Under no circumstances will interest be paid on the U.S. Offer Consideration for the tendered Offer Securities whether or not the Expiration Time is extended. After the Acceptance Time, Buyer’s obligation to make payments to tendering holders of Offer Securities shall continue until the U.S. Offer Consideration is paid to tendering holders of Offer Securities whose Offer Securities have been accepted in the U.S. Offer. Upon the deposit of funds with the applicable Tender Agent for the purpose of making payments to tendering holders whose Offer Securities were accepted in the U.S. Offer, Buyer’s obligation to make the payment shall be satisfied, and tendering holders whose Offer Securities were accepted in the U.S. Offer must thereafter look solely to the applicable Tender Agent for payment of amounts owed to them by reason of the acceptance for payment of Offer Securities pursuant to the U.S. Offer.

3.    Procedures for Accepting the U.S. Offer and Tendering Offer Securities.

U.S. Shares may only be tendered to the Share Tender Agent. ADSs may only be tendered to the ADS Tender Agent.

As used herein, a “U.S. Person” means (1) any individual resident in the United States; (2) any partnership or corporation organized or incorporated in the United States; (3) any estate of which any executor or administrator is a U.S. Person; (4) any trust of which the trustee is a U.S. Person; (5) any agency or branch of a foreign entity located in the United States; (6) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (7) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; and (8) any partnership or corporation if (A) organized or incorporated under the laws of any foreign jurisdiction and (B) formed by a U.S. Person for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned by accredited investors (as defined in Rule 501(a) under the Securities Act); excluding, in each case, persons deemed not to be “U.S. persons” pursuant to Rule 902(k)(2) of Regulation S under the Securities Act.

Questions and requests for assistance regarding the U.S. Offer or any of the terms thereof with respect to Offer Securities and for additional copies of this Offer to Purchase, the ADS Letter of Transmittal, the Acceptance Form for Shares, and other tender offer materials may be directed to the contact service of Georgeson LLC at (866) 643-4514 (U.S. toll-free) and (781) 896-3845 (outside U.S. & Canada). Copies of these materials may also be obtained at the website maintained by the SEC at www.sec.gov. You may contact your account operator, broker, dealer, commercial bank, trust company, custodian or other nominee for assistance.

Tender of U.S. Shares

Directly Registered U.S. Shares. Holders of U.S. Shares whose shares are directly registered with Euroclear Sweden AB (“Euroclear”) and who wish to accept the U.S. Offer shall, during the period from and including July 18, 2024 up to and including August 30, 2024 at 6:00 p.m. New York Time, accept the U.S. Offer, to the Share Tender Agent, in accordance with the below alternatives:

1.    Register the acceptance at https://corporate-events.seb.se no later than on August 30, 2024 at 6:00 p.m. New York Time. Authentication is made via Mobile BankID.

2.    Sign and submit a duly completed acceptance form to the Share Tender Agent at the address stated on the Acceptance Form for Shares.

The Acceptance Form for Shares must be physically submitted or sent by post, preferably in the enclosed postage paid return envelope, in due time prior to the last date of the acceptance period, and be received by the Share Tender Agent not later than on August 30, 2024 at 6:00 p.m. New York Time.

Acceptance forms and postage-paid return envelopes will be distributed to shareholders whose ownership in the Company is registered in their own name with Euroclear on July 17, 2024. The securities account and details on the relevant shareholding will be found on the pre-printed Acceptance Form for Shares. The person who completes and submits the Acceptance Form for Shares is responsible for ensuring that the pre-printed information on the Acceptance Form for Shares is correct.

Please note that an acceptance form that is missing mandatory information or otherwise is incorrectly completed may be disregarded. No amendments may be made in the pre-printed text on the acceptance forms.

Holders of U.S. Shares who accept the U.S. Offer authorize the Share Tender Agent to deliver their Shares to Buyer in accordance with the terms and instructions for the U.S. Offer.

Nominee Registered U.S. Shares. Holders of U.S. Shares whose shares are registered in the name of a nominee will not receive any pre-printed Acceptance Form for Shares or any postage-paid return envelope. Any acceptance of the U.S. Offer should in such event be made in accordance with instructions from the nominee.

Pledged U.S. Shares. If U.S. Shares are pledged in Euroclear’s system, both the U.S. Holder and the pledgee must sign the Acceptance Form for Shares and confirm that the pledge will be terminated if the U.S. Offer is completed. Those who are included in the list of pledgees and trustees will not receive an Acceptance Form for Shares but will instead be notified separately. The pledge of the relevant shares must be deregistered in Euroclear’s system at the time of the delivery of the shares to the Buyer.

Tender of ADSs

If you are a holder of ADSs and if you wish to tender all or any portion of your ADSs in the U.S. Offer, you should follow the procedures below, as applicable.

ADSs Held through a Broker, Dealer, Commercial Bank, Trust Company or Other Securities Intermediary in the DTC System. If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary in the DTC system, you should promptly contact your broker, dealer, commercial bank, trust company or other securities intermediary and request that the securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs into the U.S. Offer, the ADSs must be tendered by your securities intermediary before the Expiration Time. Further, before the Expiration Time, the ADS Tender Agent must receive (i) a confirmation of such tender of your ADSs and (ii) an Agent’s Message.

The term “Agent’s Message” means a message transmitted to the ADS Tender Agent by DTC, received by the ADS Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this Offer to Purchase and the ADS Letter of Transmittal and that Buyer may enforce such agreement against such participant.

DTC, participants in DTC, and other securities intermediaries are likely to establish cut-off times and dates that are earlier than the Expiration Time, to receive instructions to tender ADSs. Note that if your ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and such securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

The method of delivery of the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering shareholder, and delivery will be considered made only when the ADS Tender Agent actually receives the ADS Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time.

Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents to Buyer, the Information Agent or the ADS Depositary.

DELIVERY OF THE ADRs EVIDENCING ADSs, THE ADS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO BUYER, THE ADS DEPOSITARY OR THE INFORMATION AGENT DOES NOT CONSTITUTE A VALID TENDER.

If you are in any doubt about the procedure for acceptance of ADSs, please call the Information Agent at its telephone numbers set forth on the back cover of this Offer to Purchase.

These procedures could take a significant amount of time to complete, and you should allow ample time for these procedures to be completed prior to the Expiration Time.

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, holders of ADSs must allow sufficient time for the necessary tender procedures to be completed prior to the Expiration Time. Holders of ADSs must tender their ADSs in accordance with the procedures set forth in this Offer to Purchase and the ADS Letter of Transmittal. Tenders received by the ADS Tender Agents after the Expiration Time will be disregarded and of no effect.

ADS Letter of Transmittal. If you or someone acting on your behalf executes an ADS Letter of Transmittal, you will be deemed to represent, warrant and agree with us, subject to and effective upon our acceptance of your ADSs, that:

•     you sell, assign and transfer to, or upon the order of, Buyer all right, title and interest in and to all the ADSs (and the Shares represented thereby) tendered (and any and all other securities issued or issuable in respect thereof) and all dividends, distributions and rights declared, paid or distributed in respect of such ADSs (and the Shares represented thereby) on or after the Acceptance Time;

•     you irrevocably grant the ADS Tender Agent, with full knowledge that the ADS Tender Agent is acting as the agent of Buyer in connection with the U.S. Offer, with respect to such ADSs (and the Shares represented thereby), with full power:

o     to have the ADSs transferred and delivered to or upon the order of Buyer; and

o     to receive all benefits and otherwise exercise all rights of beneficial ownership of such ADSs, the underlying Shares (and all such other securities), all in accordance with the terms and conditions of the U.S. Offer;

•     you shall have no further rights with respect to the tendered ADSs (including the underlying Shares), except that you shall have a right to receive from Buyer the U.S. Offer Consideration in accordance with the terms and conditions of the U.S. Offer;

•     you have full power and authority to accept the U.S. Offer and to sell, assign and transfer the ADS (including the underlying Shares and any and all other securities or rights issued or issuable in respect of the ADSs) and that when the ADSs are accepted for purchase by Buyer, Buyer will acquire good title thereto, free from all liens, charges, equities, encumbrances, and other interests and together with all rights now or hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of distributions, if any, declared, made or paid after the Acceptance Time with respect to the ADSs in respect of which the U.S. Offer is accepted or deemed to be accepted;

•     you will, upon request, execute and deliver any additional documents deemed by the ADS Tender Agent, the ADS Depositary or Buyer to be necessary or desirable to complete the sale, assignment and transfer of the ADSs (including the underlying Shares) tendered, accompanied by appropriate documentation of transfer, and, pending such remittance and transfer or appropriate assurance thereof;

•     all authority conferred or agreed to be conferred by you shall survive your death or incapacity, and your obligations shall be binding upon your heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns;

•     you agree to be bound by the terms of the U.S. Offer, as described in this Offer to Purchase and the ADS Letter of Transmittal, and that Buyer may enforce the ADS Letter of Transmittal against you;

•     you understand and agree that (i) acceptance of ADSs by Buyer for payment will constitute a binding agreement between you and Buyer on the terms and subject to the conditions of the U.S. Offer and (ii) no interest will be paid on the U.S. Offer Consideration for the tendered ADSs; and

•     you understand and agree that delivery of the ADS Letter of Transmittal, ADRs and any other required documents to the ADS Tender Agent will be deemed (without any further action by the ADS Tender Agent or tendering ADS holder) to constitute an acceptance of the U.S. Offer with respect to the tendered ADSs.

Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by us in our sole discretion, which determination shall be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders of ADSs determined by us not to be in proper form or the acceptance for purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any ADSs of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the U.S. Offer will be final and binding. None of the Information Agent, the ADS Tender Agent or any other person shall be under any duty to give notice of any defects, irregularities or waivers with respect to tenders, nor shall any of them incur any liability for failure to give such notice.

If you are in any doubt about the procedure for tendering ADSs into the U.S. Offer, please contact the Information Agent.

4.    Withdrawal Rights.

Except as otherwise described in this Section 4, or as provided by applicable law, tenders of Offer Securities made pursuant to the U.S. Offer are irrevocable.

Buyer is entitled, in connection with the Offers, to relief from certain provisions of Section 14(e) of the Exchange Act, and Regulation 14E thereunder afforded under “Tier II” of the SEC’s Cross-Border Tender Offer Rules and related interpretations issued by the Staff of the SEC. Under the “Tier II” exemption, compliance with the requirements of the home jurisdiction law or practice (in this case, Sweden) will satisfy the requirements of certain of the rules applicable to third-party tender offers under the Exchange Act, including rules relating to withdrawal rights.

Offer Securities tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Time. Although Buyer does not intend to provide any subsequent offering periods under the U.S. Offer, if Buyer elects, in its sole discretion, to provide for a subsequent offering period in accordance with the requirements of Rule 14d-1(d)(2)(v) of the Exchange Act, under such “Tier II” exemption, withdrawal rights with respect to the U.S. Offer will not be available during the period following the expiration of the U.S. Offer and prior to the commencement of the subsequent offering period.

If Buyer elects, in its sole discretion, to provide for a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act, tendering shareholders and ADS holders will have no withdrawal rights with respect to any ADSs in such subsequent offering period.

For a withdrawal of tendered Offer Securities to be effective, a written notice of withdrawal must be timely received by the applicable Tender Agent to which the Offer Securities have been tendered at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered Offer Securities to be withdrawn, the number of tendered ADSs to be withdrawn and the name of the registered holder of such Offer Securities, if different from that of the person who tendered such Offer Securities. If certificates or receipts evidencing tendered Offer Securities to be withdrawn have been delivered to the applicable Tender Agent, then, prior to the physical release of such certificates or receipts, if any, the serial numbers shown on such certificates or receipts must be submitted to the Tender Agent. If Offer Securities have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offers and Tendering Offer Securities”, any notice of withdrawal must also specify the name and number of the participant in DTC and information as to the securities account with that participant to be credited with the withdrawn Offer Securities.

If Buyer shortens or extends the Offers, is delayed in its acceptance for payment of Offer Securities or is unable to accept Offer Securities for payment pursuant to the U.S. Offer for any reason, then, without prejudice to Buyer’s rights under the Offers, the applicable Tender Agent may, nevertheless, on behalf of Buyer, retain tendered Offer Securities, and such Offer Securities may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein and as otherwise required under applicable law.

Withdrawals of tenders of Offer Securities may not be rescinded. Any Offer Securities properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the U.S. Offer. However, withdrawn Offer Securities may be re-tendered following one of the procedures described in Section 3—“Procedures for Accepting the U.S. Offer and Tendering Offer Securities” at any time prior to the Expiration Time.

Holders of U.S. Shares whose Shares are registered in the name of a nominee and who wish to withdraw the U.S. Shares shall follow the instructions from the nominee.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Buyer, in its sole discretion, whose determination will be final and binding upon the tendering party. None of Buyer, the Company, the Tender Agents, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.    Material U.S. Federal Income Tax Considerations for U.S. Holders of Offer Securities.

The following is a general summary of material U.S. federal income tax considerations to U.S. Holders (as defined below) whose Offer Securities are tendered and accepted for payment of the Offer Consideration pursuant to the U.S. Offer or are exchanged for cash pursuant to the Compulsory Redemption. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, proposed and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”) or any court, and if the IRS successfully challenges any of the conclusions set forth below, such challenge may result in tax consequences different from those described below.

This summary applies only to U.S. Holders who hold their Offer Securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate and gift tax consequences, any alternative minimum tax consequences, special tax accounting rules under Section 451(b) of the Code, the potential application of the Medicare contribution tax on net investment income, the base erosion and anti-abuse tax under Section 59A of the Code, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•     banks, insurance companies, and certain other financial institutions;

•     certain former citizens or long-term residents of the United States;

•     dealers or traders in securities who use a mark-to-market method of tax accounting;

•     persons holding Offer Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to Offer Securities;

•     persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•     brokers, dealers or traders in securities, commodities or currencies;

•     tax-exempt entities or government organizations;

•     a tax qualified retirement plan or other tax deferred account;

•     persons holding Offer Securities through entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes;

•     persons who hold, directly, indirectly or constructively any debt or equity interest in Buyer;

•     regulated investment companies or real estate investment trusts;

•     persons who acquired Offer Securities pursuant to the exercise of any employee stock option or otherwise as compensation;

•     persons that are resident or ordinarily resident in a jurisdiction outside the United States;

•     persons holding Offer Securities in connection with a trade or business, permanent establishment, or fixed base outside the United States; and

•     persons who own (directly, indirectly, constructively or through attribution) 5% or more (by vote or value) of the Company’s outstanding Shares or ADSs.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Offer Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Offer Securities and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of disposing of Offer Securities in connection with the U.S. Offer and the Compulsory Redemption.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Offer Securities that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from Offer Securities.

ALL HOLDERS OF OFFER SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF DISPOSING OF OFFER SECURITIES IN CONNECTION WITH THE U.S OFFER OR THE COMPULSORY REDEMPTION IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

Consequences to U.S. Holders of the U.S. Offer and the Compulsory Redemption. The Offers and the Compulsory Redemption are being undertaken pursuant to a single firm and fixed plan pursuant to which all U.S. Holders are expected to completely terminate their interest in the Company. Accordingly, subject to the rules described under “Passive Foreign Investment Company Considerations” below, the receipt of cash pursuant to either the U.S. Offer or the Compulsory Redemption will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who receives cash pursuant to the U.S. Offer or the Compulsory Redemption generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized and (ii) such U.S. Holder’s adjusted tax basis in the Offer Securities exchanged therefor. Subject to the discussion below under “Passive Foreign Investment Company Considerations”, such gain or loss will be capital gain or loss and will be long-term if such U.S. Holder holding period in such Offer Securities exceeds one year. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit limitation purposes.

The consideration paid to the ADS Depositary in Swedish krona generally will be included in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt by the ADS Depositary, regardless of whether such consideration is in fact converted into U.S. dollars. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any Swedish krona received by a U.S. Holder or ADS Depositary that are converted into U.S. dollars on a date subsequent to receipt.

Passive Foreign Investment Company Considerations.

In general, a non-U.S. corporation will be classified as a “passive foreign investment company” or a “PFIC” for any taxable year in which, after applying certain look-through rules, either:

•     at least 75% of its gross income is passive income (such as interest income); or

•     at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income.

Passive income for this purpose is defined to include income of the kind which would be foreign personal holding company income under Section 954(c) of the Code, and generally includes interest, dividends, rents, royalties and certain gains.

As indicated in the Company’s annual report in Form 20-F for the year ended December 31, 2023, the Company does not believe it was classified as a PFIC during its taxable year ended December 31, 2023. However, no assurances regarding the Company’s PFIC status can be provided for its current taxable year or any past or future taxable years. The determination of whether the Company is a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation.

If the Company is classified as a PFIC in the current taxable year or any year with respect to which a U.S. Holder owns any Offer Securities, such U.S. Holder will be subject to special tax rules with respect to any gain such U.S. Holder recognizes from the U.S. Offer or Compulsory Redemption, unless the U.S. Holder makes or has made one or more elections, effective as of the first year in which the U.S. Holder held Offer Securities when the Company was a PFIC, which may mitigate such tax rules. Under these special tax rules:

•     the gain will be allocated ratably over a U.S. Holder’s holding period for the Offer Securities;

•     the amount allocated to the taxable year of disposition, and any taxable year prior to the first taxable year in which the Company became a PFIC, will be treated as ordinary income; and

•     the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

U.S. Holders should consult their tax advisors regarding (i) the tax consequences that would arise if the Company were treated as a PFIC for any year, (ii) any applicable information reporting requirements and (iii) the availability of any elections that may help mitigate the tax consequences to a U.S. Holder if the Company were a PFIC.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE APPLICABLE CONSEQUENCES OF DISPOSING OF YOUR OFFER SECURITIES IN CONNECTION WITH THE U.S OFFER OR THE COMPULSORY REDEMPTION IF THE COMPANY IS A PFIC FOR THE YEAR IN WHICH THE DISPOSITION OF OFFER SECURITIES PURSUANT TO THE U.S OFFER OR COMPULSORY REDEMPTION OCCURS OR HAS BEEN A PFIC DURING ANY PRIOR YEAR IN WHICH YOU HELD ANY OFFER SECURITIES.

Information Reporting and Backup Withholding. Payments of sales proceeds to a U.S. Holder pursuant to the U.S. Offer or Compulsory Redemption may be subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9 or otherwise establishes an exemption.

If backup withholding applies with respect to a holder, a portion (currently, 24%) of any payment made to such holder is required to be withheld and paid over to the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be credited against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6.    Certain Swedish Withholding Tax Considerations

The following is a general summary of Swedish withholding tax considerations for holders not resident in Sweden for tax purposes whose ADSs are tendered and accepted for payment of the U.S. Offer Consideration pursuant to the U.S. Offer or the Compulsory Redemption. The summary is based on current Swedish legislation and is only intended to provide general information. Each holder of ADSs is advised to consult an independent tax advisor as to the Swedish tax consequences relating to the holder’s particular circumstances that could arise from the U.S. Offer or the Compulsory Redemption, including the applicability and effect of foreign tax legislation (including regulations) and provisions in tax treaties.

For holders not resident in Sweden for tax purposes, Swedish withholding tax should not be levied on payments of the U.S. Offer Consideration pursuant to the U.S. Offer or the Compulsory Redemption nor on any capital gain realized as a result of the U.S. Offer or the Compulsory Redemption.

7.    Price Range of Offer Securities; Dividends.

Price Range of Shares

The Shares trade on Nasdaq Stockholm under the symbol “CALTX.” The following table sets forth the high and low sale prices per ADS for the periods indicated. Share prices are as reported on Nasdaq based on published financial sources.

	HIGH	LOW
Year Ended December 31, 2022
First Quarter	SEK 112.60	SEK 77.30
Second Quarter	99.80	64.45
Third Quarter	114.10	78.25
Fourth Quarter	101.30	67.20
Year Ended December 31, 2023
First Quarter	SEK 131.10	SEK 89.50
Second Quarter	131.40	83.80
Third Quarter	106.90	81.85
Fourth Quarter	141.90	86.45
Year Ended December 31, 2024
First Quarter	SEK 133.40	SEK 105.90
Second Quarter	208.20	100.30
Third Quarter (through July 10, 2024)	206.00	205.60

Price Range of ADSs

The ADSs trade on Nasdaq under the symbol “CALT”. The following table sets forth the high and low sale prices per ADS for the periods indicated. Share prices are as reported on Nasdaq based on published financial sources.

	HIGH	LOW
Year Ended December 31, 2022
First Quarter	$25.55	$15.14
Second Quarter	20.36	12.85
Third Quarter	22.49	14.12
Fourth Quarter	19.60	11.50
Year Ended December 31, 2023
First Quarter	$25.24	$16.80
Second Quarter	25.61	15.70
Third Quarter	20.38	15.68
Fourth Quarter	28.99	15.79
Year Ended December 31, 2024
First Quarter	$25.66	$20.04
Second Quarter	41.41	17.65
Third Quarter (through July 10, 2024)	39.23	38.75

On May 24, 2024, the last trading day before the public announcement of the Offers, the reported closing sale price on Nasdaq was $21.82 per ADS. Holders of ADSs are urged to obtain a current market quotation for ADRs before deciding whether to tender their ADSs.

According to the Company’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC, the Company has not in the past, and does not intend to in the foreseeable future, pay dividends on its Shares.

8.    Certain Information Concerning the Company.

The Company was founded as a public limited liability company under the laws of Sweden on February 20, 2004 under the name Pharmalink AB and was registered with the Swedish Companies Registration Office on April 15, 2004. On October 3, 2017, it changed its name to Calliditas Therapeutics AB. The Company’s principal executive offices are located at Kungsbron 1, D5, SE-111 22 Stockholm, Sweden and registered address at P.O. Box 70351, 107 24 Stockholm, Sweden. The Company’s telephone number is +46 (0) 8 411 3005. The Company’s Shares are listed on Nasdaq Stockholm. The Company’s ADSs (each representing two Shares) are listed on Nasdaq under the symbol “CALT”. The foregoing description of the Company and its business has been derived from the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, and is qualified in its entirety by reference to such report.

Available Information. The ADSs are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file an Annual Report on Form 20-F and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options and shares of restricted stock granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in the Company’s Annual Report on Form 20-F, the most recent one having been originally filed with the SEC on March 24, 2024. The Annual Report on Form 20-F is available for inspection through the SEC’s website at www.sec.gov.

All information concerning the Company presented in this Offer to Purchase has been extracted from, and has been provided exclusively based upon, publicly available information. Consequently, Buyer does not accept any responsibility for such information, except for the accurate restatement of such information herein. Buyer conducted a confirmatory due diligence review of the Company in connection with the preparation of the Offers. With the exception of information that was subsequently included in the Company’s financial report for Q1 2024 that was set forth in the Company’s filing on Form 6-K on May 23, 2024, the Company confirmed that no inside information regarding the Company was disclosed to Buyer during the due diligence review.

9.    Certain Information Concerning Buyer.

Buyer is a Japanese corporation. Buyer’s principal executive offices are located at 1-1-2 Yurakucho, Chiyoda-Ku, Tokyo, Japan 100-0006. The telephone number of Buyer is +81-3-6699-3000. Buyer was formed in 1931 and is a $20 billion revenue global conglomerate that provides innovative, science-based solutions to a diverse range of markets in the Material, Homes, and Health Care business sectors. For the 2023 fiscal year, Buyer has generated over JPY2,784,874M in net sales under Japanese generally accepted accounting principles and has over $2.3 billion in cash and cash equivalents on its balance sheet as of March 31, 2024. Buyer has a long-established global presence and a proven track record of completing substantial acquisitions with successful post-acquisition integration. The shares in Buyer are listed on the Tokyo Stock Exchange. Apart from the fact that Buyer will own shares in the Company following completion of the Offers, the Offers as such are not expected to result in any changes to Buyer’s business, the locations where Buyer conducts its business or Buyer’s management and employees, including their terms of employment. More information about Buyer is available at www.asahi-kasei.com.

The name, citizenship, business address, present principal occupation or employment and five (5)-year employment history of each of the directors and executive officers of Buyer are listed in Schedule I to this Offer to Purchase.

During the last five (5) years, neither Buyer or, to the best knowledge of Buyer, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Except as described in Schedule I to this Offer to Purchase or as otherwise described in this Offer to Purchase, (i) none of Buyer or, to the best knowledge of Buyer, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Buyer, or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares or ADSs and (ii) neither Buyer or, to the best knowledge of Buyer, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares or ADSs during the past sixty (60) days.

Except as otherwise described in this Offer to Purchase, neither Buyer or, to the best knowledge of Buyer, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

Except as set forth in this Offer to Purchase, neither Buyer nor, to the best knowledge of Buyer, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Buyer or any of its subsidiaries, or, to the best knowledge of Buyer, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two (2) years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Buyer with the SEC, are available at the SEC’s website at www.sec.gov.

10.  Source and Amount of Funds.

As of the date hereof, Buyer has access to sufficient cash to consummate the Offers and the Compulsory Redemption, including to pay the aggregate Offer Consideration and to pay all amounts required to consummate the Offers and the Compulsory Redemption. Such cash is not and will not be subject to, or conditioned upon, the receipt or availability of any funds or financing. Buyer will fund such cash requirements using Buyer’s available cash on hand and may, in Buyer’s sole discretion, draw down upon Buyer’s existing debt facilities. No alternative financing arrangements are contemplated.

11.  Background of the Offers; Past Contacts or Negotiations with the Company.

The following contains a description of negotiations and material contacts between representatives of Buyer and representatives of the Company that resulted in the Offers. For a review of the Company’s activities relating to these negotiations and contacts, please refer to the Schedule 14D-9 filed by the Company with the SEC.

Buyer’s executive team, together with its Board of Directors, regularly considers, evaluates and discusses potential strategic alternatives, and has considered ways to enhance Buyer’s performance and prospects in light of competitive and other relevant developments. These reviews have included periodic discussions with respect to potential transactions and collaborations that would further Buyer’s strategic objectives and the potential benefits and risks of such transactions.

On April 13, 2023, Mark Hensley, Chief Executive Officer of Veloxis Pharmaceuticals, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Veloxis”) and Executive Officer of Buyer, electronically submitted to the Company an unsolicited non-binding indication of interest to purchase all of the outstanding Shares of the Company for SEK 179 per Share in cash and all of the outstanding ADSs of the Company for SEK 358 per ADS in cash. The Company Board informed Mr. Hensley electronically that it would not recommend the offer at this price on April 21, 2023. Following a meeting between Veloxis and the Company on May 9, 2023 to discuss the opportunity and certain market research, discussions between the parties ceased at such time.

In December 2023, the Company publicly announced receipt of the U.S. Food & Drug Administration’s full approval for TARPEYO® and the United States Patent and Trademark Office’s grant of a new patent for TARPEYO.

On January 10, 2024, upon the request of Buyer and Veloxis, Mr. Hensley and Yoshikazu Aoki, President, Asahi Kasei Pharma Corporation, a Japanese corporation and a wholly owned subsidiary of Buyer, had a meeting with Calliditas’ chief executive officer, Renée Aguiar-Lucander, at the J.P. Morgan Healthcare Conference, at which Ms. Aguiar-Lucander provided an update on Calliditas’ business. A follow-up call was held on February 23, 2024 between Mr. Hensley and Ms. Aguiar-Lucander where the continued interest of Buyer in the Company was communicated and the potential of a future offer was mentioned.

On March 8, 2024, Mr. Hensley electronically submitted a second non-binding indication of interest to purchase all of the outstanding Shares of the Company for SEK 184 per Share in cash and all of the outstanding ADSs of the Company for SEK 368 per ADS in cash. On March 10, 2024, the Company Board communicated to Mr. Hensley that it would not recommend accepting the offer at the stated price. On March 12, 2024, Ms. Aguiar-Lucander provided feedback to Mr. Hensley regarding the outcome of the Company Board’s review of the offer and suggested that the Company provide additional, non-confidential presentations on the Company’s business and pipeline. On March 13, 2024, representatives of Lazard AB, financial advisor to the Company (“Lazard”) held an introductory call with MTS Health Partners, LP, financial advisor to Buyer (“MTS”), in connection with the potential acquisition. Representatives from Buyer and Veloxis were invited to participate in two management presentations, which took place on March 21, 2024 and March 28, 2024.

On April 2, 2024, Mr. Hensley electronically submitted a third non-binding indication of interest to the Company to purchase all of the outstanding Shares of the Company for SEK 204 per Share in cash and all of the outstanding ADSs of the Company for SEK 408 per ADS in cash. On April 5, 2024, Ms. Aguiar-Lucander advised Mr. Hensley that while the Company Board believed the price offered by Buyer was insufficient, the Company Board would permit Buyer to conduct confidential due diligence under the protection of a nondisclosure agreement in order for Buyer to potentially improve its offer. Lazard also held a call with MTS, on April 5, 2024 to communicate the Company Board’s feedback on Buyer’s offer.

On April 9, 2024, representatives of Lazard held a call with MTS. MTS provided a progress update and confirmed Veloxis’ intention to enter into a nondisclosure agreement with the Company.

On April 11, 2024, the Company and Veloxis entered into a nondisclosure agreement (the “Confidentiality Agreement”) to facilitate further discussions related to the potential transaction.

On April 22, 2024, representatives of Cleary, Gottlieb, Steen, & Hamilton LLP, U.S. counsel to Buyer (“Cleary”), Gernandt & Danielsson Advokatbyrå, Swedish counsel to Buyer (“GDA”), Lazard, DLA Piper LLP (US), international counsel to the Company (“DLA”), Advokatfirman Vinge KB, Swedish counsel to the Company (“Vinge”), and MTS, held a preliminary meeting via videoconference regarding the status of ongoing discussions of the potential transaction, and to review certain questions regarding the transaction structure.

On April 23, 2024, Ms. Aguiar-Lucander and Mr. Hensley had a brief call to discuss and clarify certain diligence requests. A similar call was also held on May 6, 2024, to discuss outstanding diligence matters.

On May 8, 2024, representatives of Cleary, GDA, Lazard, DLA, Vinge, MTS, Veloxis and the Company held a meeting via videoconference to discuss outstanding due diligence requests previously submitted to the Company by representatives of Buyer.

On May 10, 2024, representatives of Lazard held a call with MTS, during which Lazard informed MTS that the Company had received interest from additional parties to acquire the Company. MTS confirmed Buyer’s intention to submit a revised proposal on May 10, 2024. On the same day, Mr. Hensley, on behalf of Buyer, electronically submitted a subsequent non-binding indication of interest to purchase all of the outstanding Shares of the Company for SEK 208 per Share in cash and all of the outstanding ADSs of the Company for SEK 416 per ADS in cash (the “Final Offer”).

On May 12, 2024, representatives of Lazard held a call with MTS to discuss the Final Offer.

On May 16 and 17, 2024, additional diligence calls were held with representatives of Buyer and Veloxis.

On May 20, 2024, Lazard held a call with MTS, where they re-confirmed Buyer’s ‘best and final’ offer of SEK 208, as submitted on May 10, 2024.

On May 22, 2024, Lazard held a call with MTS, during which MTS confirmed Buyer’s completion of due diligence. On the same day, Lazard held a call with Buyer’s financial advisors, MTS and Goldman Sachs Japan Co., Ltd (“Goldman Sachs”) to discuss irrevocable undertakings and wall crossing shareholders.

On May 23, 2024, Elmar Schnee, Chairman of the Company Board, had a call with Richard A. Packer, Vice-Presidential Executive Officer of Buyer, to discuss matters related to the Final Offer, after which Buyer submitted to the Company an intention to publicly announce the Final Offer.

Also on May 23, 2024, representatives from Goldman Sachs initiated contact with the three largest shareholders of the Company to seek the Irrevocable Undertakings. On May 24, 2024, the three largest shareholders agreed in principle to the Irrevocable Undertakings requested by Buyer. On May 24, 2024, following the positive opinion by three largest shareholders, outreach to additional six shareholders was made. Drafts of the Irrevocable Undertakings were shared with certain shareholders by representatives of Goldman Sachs on behalf of Buyer on May 23 and 24, 2024.

On May 28, 2024, the Supporting Shareholders entered into the Irrevocable Undertakings.

On May 28, 2024, the board of directors of Buyer approved the Offers.

The Offers were publicly announced on May 28, 2024. The Company and Buyer each filed press releases announcing the recommendation and approval of the Offers, respectively, by their boards of directors, which were filed with the SEC on May 28, 2024. Also on May 28, 2024, Buyer held a press conference regarding the Offers and delivered a presentation to its investors describing the Offers.

12.  The Transaction Agreements.

Irrevocable Undertakings

On May 28, 2024, in connection with the Offers, each of (i) BVF Partners, (ii) Linc AB (publ), (iii) Stifelsen Industrifonden, (iv) Polar Capital Biotechnology Fund, (v) Sofinnova Crossover I SLP, (vi) Fjärde AP-fonden, (vii) Unionen, (viii) Handelsbanken Hälsovård Tema and (ix) Mikael Bender (collectively, the “Supporting Shareholders”) entered into irrevocable undertakings with Buyer in their capacities as securityholders of the Company (collectively, the “Irrevocable Undertakings”). The Supporting Shareholders, in the aggregate, control, as of the date of such agreements, 23,964,005 Shares (including shares represented by ADSs), representing 44.65% of all Shares outstanding as of such date. The Shares covered by the Irrevocable Undertakings have not been purchased by Buyer and no payments were made by or on behalf of Buyer in connection with the execution of the Irrevocable Undertakings. Neither Buyer nor any of the individuals set forth on Schedule I have paid any monetary consideration to the Supporting Shareholders in connection with the execution and delivery of the Irrevocable Undertakings.

Under the Irrevocable Undertakings, the Supporting Shareholders irrevocably agreed to accept the Offers and tender their Shares or ADSs no later than five business days before the end of the initial Offer Period. The Irrevocable Undertakings terminate if (i) Buyer does not declare the Offer unconditional before October 31, 2024, or (ii) another party announces a competing offer for all outstanding Shares in the Company at an offer price per Share exceeding the Swedish Offer Consideration by 8% or more and Buyer does not within five business days from the announcement of such competing offer announce an increase of the Swedish Offer Consideration so that the new price per Share under the Offer is at least 2.5% higher than the offer price per Share under the competing offer. This right for Buyer to match a competing offer applies to each and every competing offer as well as each and every increase of the offer price under any competing offer.

The foregoing description of the Irrevocable Undertakings does not purport to be complete and is qualified in its entirety by reference to the full text of the Irrevocable Undertakings, which are filed as Exhibits (a)(5)(F) – (N) of the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the Irrevocable Undertakings, shareholders are encouraged to read the full text of the Irrevocable Undertakings.

The Confidentiality Agreement

On April 11, 2024, the Company and Veloxis entered into a nondisclosure agreement (the “Confidentiality Agreement”) to facilitate Veloxis’ evaluation of a potential public offer to the shareholders and holders of ADSs of the Company to acquire all such securities in the Company (the “Proposed Offer”). Under the Confidentiality Agreement, Veloxis and the Company agreed, among other things, to keep confidential (subject to certain exceptions described in the Confidentiality Agreement) certain non-public information about the other party disclosed during the term of the Confidentiality Agreement generally for a period of two years from the date of the Confidentiality Agreement (subject to an extended period for certain retained materials and material that constitutes trade secrets). Additionally, under the Confidentiality Agreement, Veloxis agreed to not, and to ensure its affiliates and representatives and any parties acting in concert with Veloxis for the purpose of the Proposed Offer would not, acquire or agree to acquire securities in the Company or any interest of any kind in such securities for a period of one year from the date of the Confidentiality Agreement, provided that such restriction would cease to apply upon announcement of a Proposed Offer recommended by the Company’s Board or if a third party announces a public offer to acquire all shares in the Company.

The foregoing description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is filed as Exhibit (d)(1) of the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the Confidentiality Agreement, shareholders are encouraged to read the full text of the Confidentiality Agreement.

13.  Purpose of the Offers; Plans for the Company.

Purpose of the Offer. The purpose of the Offers is for Buyer to acquire all outstanding equity interests in the Company. The Offers, as the first step in the acquisition of the Company, are intended to facilitate the acquisition of all issued and outstanding Offer Securities. The purpose of the Compulsory Redemption is to acquire all the Shares (on a fully diluted basis) not tendered and purchased pursuant to the Offers. If the Offers are consummated such that the number of Offer Securities validly tendered (and not properly withdrawn) prior to the time that the Offers expire, together with the Offer Securities then owned by Buyer or its subsidiaries are greater than 90% of the total number of Shares (on a fully diluted basis) at the time of the expiration of the Offers, Buyer intends to effectuate and cause to be effectuated, the commencement and consummation by Buyer of the procedures (including the appointment of arbitrators and the composition of an arbitration tribunal) set out in Chapter 22 of the Swedish Companies Act for the Compulsory Redemption of any Shares (on a fully diluted basis) to accommodate 100% ownership in the Company by Buyer.

Holders of Offer Securities whose Offer Securities are purchased in the Offers will cease to have any equity interest in the Company and will no longer participate in the future growth of the Company. If the Compulsory Redemption is completed, participating holders of Offer Securities will, upon transfer of Offer Securities under the Compulsory Redemption, no longer have an equity interest in the Company, regardless of whether they tender their Offer Securities in connection with the Offers, and will instead only have the right to receive the consideration as determined in the proceedings, as applicable, subject to any applicable withholding taxes, with interest accrued from the date at which the Compulsory Redemption commences up until and including the date such payment gains legal force or is otherwise made, at the reference rate set by the Riksbank plus 2 percentage points, subject to the Arbitral Tribunal (as defined below) proceedings discussed in Section 17—“Certain Legal Matters; Regulatory Approvals-Compulsory Redemption”.

Buyer, and especially the pharmaceutical business in its Health Care sector, aims to expand its businesses globally through specializing in the areas of immunology, transplantation and adjacent diseases. In its “Be a Trailblazer” medium-term management plan 2024, Buyer established the 10 Growth Gears (GG10), which target businesses that will drive the next stage of growth, including Buyer’s pharmaceutical business. Since then, Buyer has been aiming to accelerate the growth of the pharmaceutical business as a “Global Specialty Pharma”. Buyer continues to focus on maximizing the potential of the Company while pursuing additional opportunities globally, with a focus on the U.S. market. Buyer has been seeking acquisition targets that contribute to its pharmaceutical growth strategy. The Company is a differentiated specialty pharmaceutical company focused on treating unmet medical needs with a strong track record of drug development and commercialization led by a highly regarded management organization. The Company’s product, TARPEYO, is highly complementary to Buyer’s existing geographic and therapeutic areas, treats a rare disease called immunoglobulin A nephropathy, and is currently the only fully approved product shown to reduce the loss of kidney function in adults with primary immunoglobulin A nephropathy who are at risk for disease progression.

Buyer strongly believes this transaction will accelerate its transformation into a global specialty pharmaceutical business by unlocking the potential of existing business operations and human resources of the Company.

Buyer aims to achieve the following outcomes through the acquisition of the Company:

•     Solidifying its presence in the U.S. market by expanding its in-house sales structure for renal and autoimmune disease fields;

•     Establishing a presence in Europe, initially focused on research and development activities; and

•     Expanding breadth of in-licensing and new drug development pipeline opportunities that leverage Buyer’s expanded platform as a “Global Specialty Pharma.”

Plans for Calliditas. Buyer recognizes the exceptional capabilities and skills of the Company’s dedicated management and employees and looks forward to welcoming these individuals to Buyer. Further, the Company has infrastructure in a number of markets where Buyer currently has limited resources, including Sweden. Buyer has not made any decisions involving any changes to the Company’s business, the locations where the Company conducts its business or the Company’s management and employees, including their terms of employment. However, to realize efficiencies, the integration of Buyer and the Company will likely entail some changes to the organization, operations and employees of the combined group. In the period following the completion of the Offers and following careful review of the needs of the combined business, Buyer will determine the optimal structure of the combined company to continue to deliver success in the future.

To the extent Buyer chooses, in its sole discretion, to acquire Shares and ADSs representing less than 90% but greater than 50% of the Shares (on a fully diluted basis), Buyer would hold a majority of the outstanding equity interests in the Company but Chapter 22 of the Swedish Companies Act would not be available to Buyer to effect the Compulsory Redemption. Further, in this scenario, the non-tendering shareholders and ADS holders would continue to hold their Shares and ADSs, as applicable, as minority shareholders or ADS holders, as applicable, and would have any rights granted to minority shareholders or ADS holders, as applicable, under applicable law. Swedish law prohibits the board of directors and the managing director of a company from adopting any resolutions or undertaking any other measures that would give an undue advantage to one shareholder to the disadvantage of the company or another shareholder, contravene the company’s business purpose as stated in the articles of association or contravene such company’s obligation to pursue a profit. Subject to certain exceptions, Swedish law further provides that any shareholder, regardless of the number of shares that such shareholder owns, has the right at a general meeting to request information from the board of directors and the managing director subject to the limitations set out in Chapter 7 of the Swedish Companies Act.

Upon Buyer’s acquisition of a majority of the Company, the Company would qualify as a “controlled company” under the Nasdaq listing rules and Buyer would be able to, and Buyer currently expects that it would, subject to and in accordance with Swedish law, elect all of the directors of the Company Board. Buyer is under no obligation to reduce or waive the Minimum Tender Condition and may elect, in its sole discretion, to permit the Offers to expire without consummating the Offers.

At any time after the Offer being declared unconditional, Buyer intends to effectuate, or cause to be effectuated, the termination of the ADS facility and the delisting of the ADSs from Nasdaq and if the Compulsory Redemption occurs, we intend to cause the ADSs to be deregistered under the Exchange Act, in each case to the extent allowed under applicable law, as discussed in Section 14—“Certain Effects of the Offers”.

Except as described above or elsewhere in this Offer to Purchase (including this Section 13 and Section 14—“Certain Effects of the Offers”), from the date hereof until the consummation of the Compulsory Redemption, Buyer has no present plans or proposals that would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company, (ii) any purchase, sale or transfer of a material amount of assets of the Company, (iii) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization, (iv) any material change in the management of the Company or in any material term of the employment contract of any executive officer or (v) any other material change in the Company’s corporate structure or business.

14.  Certain Effects of the Offers.

Under the Swedish Companies Act, no shareholder vote will be required to consummate the Compulsory Redemption. Following the consummation of the Offers and assuming that the Minimum Tender Condition was satisfied and not reduced by Buyer, Buyer intends to consummate the Compulsory Redemption as soon as practicable following the Expiration Time.

Market for Offer Securities. The purchase of Offer Securities pursuant to the U.S. Offer will reduce the number of holders of Offer Securities and the number of Offer Securities that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Offer Securities held by holders other than Buyer.

Stock Quotation. The ADSs are currently quoted on Nasdaq. However, the rules of Nasdaq establish certain criteria that, if not met, could lead to the discontinuance of quotation of ADSs from Nasdaq. Among such criteria are the number of securityholders, the number of securities publicly held and the aggregate market value of the securities publicly held. If, as a result of the purchase of ADSs pursuant to the U.S. Offer or otherwise, ADSs no longer meet the requirements of Nasdaq for continued quotation and the quotation of ADSs is discontinued, the market for ADSs would be adversely affected. At any time after the Offer being declared unconditional, Buyer intends to effectuate, or cause to be effectuated, the termination of the ADS facility and the delisting of the ADSs from Nasdaq to the extent allowed under applicable law. We also plan to effectuate, or cause to be effectuated, the commencement and consummation by Buyer of the Compulsory Redemption following the consummation of the Offer. If the Shares and ADSs are successfully delisted, the Company will no longer be publicly traded.

Margin Regulations. The Offer Securities are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on collateral consisting of Offer Securities. Depending upon factors similar to those described above regarding the market for ADSs and stock quotations, it is possible that, following the U.S. Offer, Offer Securities would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Nasdaq Listing. Depending on the number of U.S. Shares and ADSs purchased pursuant to the U.S. Offer, the U.S. Shares or ADSs may cease to meet the requirements for continued listing on Nasdaq and Nasdaq Stockholm, respectively.

Termination of the ADS Facility. Buyer may choose to terminate, or cause the termination of, the ADS facility pursuant to the terms of the Depositary Agreement.

Listing Requirements for Shares

According to the published guidelines of the Nasdaq Nordic Main Market Rulebook for Issuers of Shares, Shares that are listed on Nasdaq Stockholm may only continue to be listed pursuant to the following requirements: (i) the Shares are held by at least 500 qualified shareholders, provided that if the number of qualified shareholders is less than 500, but more than 300, the Nasdaq Stockholm AB (the “Stockholm Exchange”) may consider this requirement satisfied if the Company retains the services of a trading member at the Stockholm Exchange who has entered into an agreement with the Company regarding the liquidity provision in accordance with the Stockholm Exchange’s framework; (ii) 25 percent of the Shares are in public hands or at least ten percent of the Shares are in public hands as long as the value of such Shares is at least SEK 500 million; and (iii) the expected aggregate market value of the Shares is at least EUR 1 million. If, as a result of the purchase of Shares in the U.S. Offer or otherwise, the Shares no longer meet the requirements of Nasdaq Stockholm for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

Listing Requirements for ADSs

According to the published guidelines of the Nasdaq Stock Market LLC, ADSs that are listed on Nasdaq may only continue to be listed pursuant to the following requirements: the security must have a minimum bid price of $1.00, there must be at least 400 beneficial holders and/or holders of record and the security must meet one of following three maintenance standards for continued listing on Nasdaq: (i) that there be at least $10 million in stockholders’ equity, at least 750,000 publicly held shares, a market value of at least $5 million for all publicly held shares and at least two registered and active market makers for the shares, (ii) that the market value of listed securities is at least $50 million, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares or (iii) that the issuer’s total assets and total revenue each are at least $50 million for the most recently completed fiscal year or two of the three most recently completed fiscal years, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares. If, as a result of the purchase of ADSs in the U.S. Offer or otherwise, the ADSs no longer meet the requirements of Nasdaq for continued listing and the listing of the Offer Securities is discontinued, the market for the ADSs could be adversely affected.

Exchange Act Registration. The Offer Securities are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if Offer Securities are neither listed on a national securities exchange nor held by 300 or more holders of record. See Section 14—“Certain Effects of the Offers—Nasdaq Listing” for the requirements for continued listing on Nasdaq. Termination of registration of Offer Securities under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of furnishing an annual report on Form 20-F to security holders. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of Offer Securities under the Exchange Act were terminated, Offer Securities would no longer be “margin securities” or be eligible for quotation on Nasdaq as described above. Buyer currently intends to cause the Company to terminate the registration of Offer Securities under the Exchange Act (and as permitted by applicable law, the requirement to make filings under the Exchange Act), as promptly as practicable after the Closing and as soon as the requirements for termination of registration are met.

15.  Dividends and Distributions.

According to the Company’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC, the Company did not intend to pay dividends on its Shares in the foreseeable future. If the Company distributes dividends or makes any other value transfer prior to the settlement of the Offers, Buyer will reduce the Swedish Offer Consideration and the U.S. Offer Consideration accordingly.

16.  Conditions to the Offers.

The obligation of Buyer to accept for payment and pay for Offer Securities validly tendered (and not properly withdrawn) pursuant to the Offers is subject to the satisfaction or waiver, as applicable, of the conditions set forth below. Accordingly, notwithstanding any other provision of the U.S. Offer to the contrary, Buyer will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Buyer’s obligation to pay for or return tendered the Offer Securities promptly after the termination or withdrawal of the U.S. Offer)) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Offer Securities, in the event that any of the conditions set forth below have not been satisfied or waived (to the extent permitted by applicable laws) in writing by Buyer at any scheduled Expiration Time:

The Offers are conditioned upon the satisfaction or waiver by Buyer of the following conditions (collectively, the “Offer Conditions”):

i.     satisfaction of the Minimum Tender Condition;

ii.   with respect to the Offers and the acquisition of the Company, the receipt of all necessary regulatory, governmental or similar clearances, approvals and decisions, including from competition authorities and agencies screening foreign direct investments, in each case on terms that, in Buyer’s opinion, are acceptable, as described in more detail in Section 17—“Certain Legal Matters; Regulatory Approvals”;

iii.  neither the Offers nor the acquisition of the Company being rendered wholly or partially impossible or significantly impeded as a result of legislation or other regulation, any decision of a court or a public authority, or any similar circumstance;

iv.   no circumstances having occurred that have a material adverse effect, or could reasonably be expected to have a material adverse effect, on the Company’s financial position, prospects or operations, including the Company’s sales, results, liquidity, equity ratio, equity or assets;

v.    no information made public by the Company, or disclosed by the Company to Buyer, being inaccurate, incomplete or misleading, and the Company having made public all information that should have been made public by the Company;

vi.   the Company not taking any action that is intended to impair the prerequisites for making or completing the Offers; and

vii. no other party announcing an offer to acquire Shares or ADSs in the Company on terms that are more favorable to the shareholders or ADS holders of the Company than the terms of the Offers.

Buyer reserves the right to withdraw the Offers in the event that it is clear that any of the above conditions is not satisfied or cannot be satisfied. However, with regard to the conditions set out in items (ii)-(vii) above, the Offers may only be withdrawn where the non-satisfaction of such condition is of material importance to Buyer’s acquisition of Calliditas or if it is approved by the Swedish Securities Council. Any determination that an Offer Condition will be waived or has not been satisfied will be promptly disclosed to Calliditas securityholders by an amendment to this Offer to Purchase.

Buyer expressly reserves the right to waive or make any other changes to the terms and conditions of the Offers.

The Offer Conditions are for the benefit of Buyer and may be waived (where permitted by applicable law) by Buyer in whole or in part at any time or from time to time prior to the Expiration Time. The failure by Buyer at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. In accordance with Rule 14d-6(c) of the Exchange Act, any material change in information provided or sent to the Company’s securityholders will be promptly disclosed to such shareholders by an amendment to this Offer to Purchase.

17.  Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 17, based on its examination of publicly available information filed by the Company with the SEC, other publicly available information concerning the Company and other information made available to Buyer by the Company, Buyer is not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of the Offer Securities by Buyer pursuant to the Offers, or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Offer Securities pursuant to the Offers. Should any such approval or other action be required, Buyer currently contemplates that such approval or other action will be sought. Except for observance of the waiting periods and the obtaining of the required approvals summarized under the sub-heading “United States Antitrust Compliance,” “French FDI,” “Swedish FDI” and “Foreign Competition and Investment Laws” below in this Section 17, we do not currently intend to delay acceptance for payment of Offer Securities tendered pursuant to the Offers pending the outcome of any such matter. However, there can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate. See Section 16—“Conditions to the Offers”. We have submitted notifications and expect relevant approvals to be obtained prior to the end of the Offer Period. In case the approvals are not granted within such Offer Period, the Offer Period may be extended.

United States Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), certain transactions may not be consummated until certain information and documents have been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have expired. The requirements of the HSR Act apply to Buyer’s acquisition of Offer Securities in the Offers.

Under the HSR Act, the purchase of Offer Securities in the Offers may not be completed until the expiration of a fifteen (15)-calendar day waiting period, unless the waiting period is terminated earlier, extended for additional fifteen (15)-day periods due to Buyer voluntarily withdrawing and refiling or extended by a request for additional information or documentary material (a “Second Request”). The Buyer made the necessary filings with the FTC and the Antitrust Division on or about June 13, 2024. On that date, Buyer informed Company of its filing and the Company made the necessary filings with the FTC and the Antitrust division on June 18, 2024. On June 28, 2024, the initial waiting period under the HSR Act with respect to the Offers expired. No Second Request was issued prior to the expiration of the initial waiting period.

At any time before or after the purchase of Offer Securities by Buyer, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the Antitrust Division could take any action under the antitrust laws, including seeking to enjoin the purchase of Offer Securities in the Offers, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or modify or terminate existing relationships and contractual rights, or impose a restriction, requirement or limitation on the operation of the business. At any time before or after the completion of the purchase of Offer Securities in the Offers, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Private parties may also seek to take legal actions under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the purchase of Offer Securities in the Offers will not be made or that, if a challenge is made, we will prevail. See Section 16—“Conditions to the Offer”.

French FDI. The regulation of foreign investment control in France (“French FDI Regulation”) requires prior approval from the Ministry of Economy and Finance for foreign investments in French entities active in one of the “sensitive” sectors listed in Article R.151-3 of the French monetary and financial code. Regulatory approval under the French FDI Regulation is received within up to thirty (30) business days from the submission of the required notification provided that the notification is deemed complete and the Ministry of Economy and Finance determines that the approval can be granted without condition. In the event the Ministry of Economy and Finance decides to conduct a second phase review of the transaction to determine whether conditional approval is warranted, such enhanced review can take up to an additional forty-five (45) business days. The French Ministry of Economy and Finance has the ability to extend the review period by requesting additional information and, if necessary, by stopping the clock until the notifying party fully complies with the information request. On May 30, 2024, the Buyer filed before the Directorate General of the Treasury of the Ministry of Economy and Finance—Foreign Investments Control Office (Direction Générale du Trésor du Ministère de l’Économie et des Finances—Bureau du contrôle des investissements étrangers) a request for approval of its indirect acquisition of at least 90% of shares of Calliditas’ French subsidiary, Calliditas Therapeutics France SAS. On July 17, 2024, authorization under the French FDI Regulation was received.

Swedish FDI. Under the Swedish Act (2023:560) on Screening of Foreign Direct Investments (Sw. Lag (2023:560) om granskning av utländska direktinvesteringar), certain transactions, e.g., investments in Swedish entities active in pharmaceutical or biotechnology sectors, are subject to a mandatory filing requirement irrespective of the nationality of the investor. Transactions under review may not close until an approval decision has been issued by the Inspectorate of Strategic Products (Sw. Inspektionen för strategiska produkter) (“ISP”).

The Buyer submitted the Swedish FDI filing on May 28, 2024 and received ISP’s approval decision on July 3, 2024.

Foreign Competition and Investment Laws. Based on information that may become available after the date hereof, Buyer may be required to make additional filings under other applicable antitrust laws. In addition, Buyer may be required to make submissions under applicable foreign investment that become applicable to the Offers after the date hereof. In the event of the foregoing, requirements under such applicable antitrust laws or foreign investment laws must be complied with and, to the extent applicable, relevant approvals must be obtained in order to consummate the Offers.

“Going Private” Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions. Buyer believes that Rule 13e-3 under the Exchange Act will not be applicable to the Compulsory Redemption because (i) Buyer was not, and is not, an affiliate of the Company for purposes of the Exchange Act and (ii) Buyer intends to commence the Compulsory Redemption as soon as practicable after the consummation of the Offers.

Litigation. To the knowledge of Buyer, as of July 18, 2024, there is no pending litigation against Buyer or the Company in connection with the Offers or the Compulsory Redemption.

Compulsory Redemption. Swedish law does not require shareholder approval of the Compulsory Redemption. Under Chapter 22 of the Swedish Companies Act, upon obtaining more than 90% of the Shares (on a fully diluted basis), Buyer will become statutorily entitled to buy the remaining Shares not then held by Buyer to accommodate 100% ownership in the Company by Buyer, and any person whose Shares may be so compulsorily acquired is correspondingly statutorily entitled to compel Buyer to purchase its Shares. Assuming that Buyer has obtained more than 90% of the Shares (on a fully diluted basis), Buyer may effectuate, or cause to be effectuated, the commencement and consummation by Buyer of the Compulsory Redemption and, to the extent applicable, in accordance with Rule 13(e)-3(g)(1) under the Exchange Act.

In connection with the Compulsory Redemption process, arbitration shall be conducted by an arbitral tribunal (the “Arbitral Tribunal”) composed of three arbitrators. One arbitrator shall be nominated by Buyer when Buyer first requests compulsory redemption, and one arbitrator shall be nominated jointly by the minority shareholders who have not tendered, or who have properly withdrawn, their Offer Securities in the Offers, and in the absence of such an agreement among the minority shareholders, the Board shall request that the Swedish Companies Registration Office (Sw. Bolagsverket) appoints a trustee (Sw. God man) to act for the minority shareholders, who in turn will nominate the second arbitrator, and those two arbitrators shall nominate by mutual agreement the third arbitrator who shall serve as chair of the Arbitral Tribunal.

If there is a disagreement between the Buyer and the minority shareholders regarding the price for the outstanding Offer Securities to be purchased in the Compulsory Redemption, the disagreement will be decided by the Arbitral Tribunal, based on the provisions of the Swedish Companies Act.

The redemption price in the Compulsory Redemption will be determined by the Arbitral Tribunal in the proceedings, as applicable, subject to any applicable withholding taxes, with interest accrued from the date at which the Compulsory Redemption commences up until and including the date such payment gains legal force or is otherwise made, at the reference rate set by the Riksbank plus 2 percentage points. An Arbitral Tribunal can only determine a price which is within the range requested by the respective parties, meaning not lower than the lowest requested price and not higher than the highest requested price. Provided that Buyer proposes to pay an amount equal to the U.S. Offer Consideration or Swedish Offer Consideration, as applicable, in the Compulsory Redemption, the price per Share or ADS received in the Compulsory Redemption cannot be lower than the U.S. Offer Consideration or Swedish Offer Consideration, as applicable (unless a minority shareholder seeks to be paid an amount lower than the U.S. Offer Consideration or Swedish Offer Consideration, as applicable). In the event that the ADS facility has not been terminated by the time the Compulsory Redemption takes place, holders of ADSs will be entitled to receive the consideration in connection with the Compulsory Redemption subject to the terms of the deposit agreement governing the ADS facility and may be impacted by applicable depositary fees and foreign exchange rate. ADS holders who receive consideration in the Compulsory Redemption as described herein will receive such consideration in U.S. Dollars. It is not currently possible to determine when the Compulsory Redemption will conclude.

18.  Fees and Expenses.

Buyer has retained Georgeson LLC to act as the Information Agent, Skandinaviska Enskilda Banken to act as the Share Tender Agent and Computershare to act as the ADS Tender Agent, in connection with the Offers. The Information Agent may contact holders of Offer Securities by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the U.S. Offer to beneficial owners of Offer Securities.

The Information Agent and the Tender Agents all will receive reasonable and customary compensation for their respective services in connection with the U.S. Offer, will be reimbursed for reasonable expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

Buyer will not pay any fees or commissions to any broker or dealer or to any other person (other than as specified herein) in connection with the solicitation of tenders of Offer Securities pursuant to the Offers. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Buyer for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19.   Miscellaneous.

The U.S. Offer is not being made to holders of Offer Securities in any jurisdiction in which the making of the U.S. Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of Buyer by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Buyer.

No person has been authorized to give any information or to make any representation on behalf of Buyer not contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Buyer, the Tender Agents or the Information Agent for the purpose of the U.S. Offer.

Buyer has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the U.S. Offer, and may file amendments thereto. On the same day as this Offer to Purchase, the Company will have filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the Company Board’s recommendation and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 9—“Certain Information Concerning Buyer”.

Asahi Kasei Corporation

July 18, 2024

SCHEDULE I

INFORMATION RELATING TO BUYER

Asahi Kasei Corporation

The following table sets forth information about the directors and executive officers of Buyer as of July 18, 2024. The current business address of each person is Asahi Kasei Corporation, 1-1-2 Yurakucho, Chiyoda-Ku, Tokyo, Japan 100-0006. All directors and executive officers listed below are citizens of Japan, other than Richard A. Packer, who is a citizen of the United States of America. Each director is identified by an asterisk.

Name	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Hideki Kobori*

Mr. Kobori, age 69, has served as Chairman since 2022 and Director since 2023. Previously, he was also elected as President, Representative Director and Presidential Executive Officer in 2016. He currently serves on the board of Nomura Research Institute Ltd. and Seiko Group Corporation.

Koshiro Kudo*

Mr. Kudo, age 65, has served as President, Representative Director and Presidential Executive Officer since 2022. Previously, he was also Senior Executive Officer and President of Performance Products SBU in 2019 and Director in 2021.

Kazushi Kuse*

Mr. Kuse, age 64, has served as Director since 2022 and Vice-Presidential Executive Officer since 2024. From 2020 to 2022, he held various roles of Executive Officers at Buyer. He previously served as CTO of IBM Japan, Ltd. from 2017 to 2020.

Toshiyasu Horie*

Mr. Horie, age 61, has served as Representative Director since 2023 and Primary Executive Officer since 2024. From 2019 to 2023, he held various roles at Buyer, including Executive Officer, Lead Executive Officer, Senior Executive Officer and Director.

Hiroki Ideguchi*

Mr. Ideguchi, age 61, has served as Senior Executive Officer since 2022 and Director since 2023. From 2019 to 2022, he held various roles at Buyer, including Executive Officer, General Manager of Corporate Strategy and Lead Executive Officer.

Masatsugu Kawase*

Mr. Kawase, age 59, has served as Director and Senior Executive Director since 2023. From 2018 to 2023, he held various roles at Buyer, including General Manager of the Production Center under the Planning Department, Senior Managing Executive, Lead Executive Officer and Senior General Manager of the Production Center.

Tsuyoshi Okamoto*

Mr. Okamoto, age 76, has served as an Outside Director of Buyer since 2018. He also has served as an Honorary Advisor at Tokyo Gas Co., Ltd. since 2023, and has been on the boards of Japan Post Holdings Co., Ltd. since 2018 and Mitsubishi Estate Co., Ltd. since 2019. He previously served as Counsellor of Tokyo Gas Co., Ltd. from 2018 to 2023.

Yuko Maeda*

Ms. Maeda, age 63, has served as an Outside Director of Buyer since 2021. She has also been Executive Director of Cellbank, Corp. since 2017. She previously served on the board of KOSÉ Corporation from 2020 until 2024.

Chieko Matsuda*

Ms. Matsuda, age 59, has served as an Outside Director of Buyer since 2023. She has also been Professor at the Faculty of Economics and Business Administration, Graduate School of Management at the Tokyo Metropolitan University since 2011, and has served on the boards of Isetan Mitsukoshi Holdings Ltd. since 2024, Toyota Tsusho Corporation since 2023 and IHI Corporation since 2020. She previously served on the board of Kirin Holding Company, Limited from 2020 to 2023.

Yoshinori Yamashita

Mr. Yamashita, age 66, has served as an Outside Director of Buyer since 2024. He has also been Chairperson and Representative Director at Ricoh Company since 2023 and has been on the boards of Nomura Real Estate Development Co., Ltd. since 2024. From 2017 to 2023, he held various roles at Ricoh Company, including President and CEO, and CHRO.

Fumitoshi Kawabata

Mr. Kawabata, age 66, has been Vice-Presidential Executive Officer since 2023, and also served as Senior Executive Officer from 2017 to 2019 and Primary Executive Officer from 2019 to 2023. He previously served on the board of Buyer from 2019 to 2023.

Name	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Richard A. Packer

Mr. Packer, age 67, has been Vice-Presidential Executive Officer since 2024, and previously served as Primary Executive Officer from 2016 to 2024. He currently serves on the board of Bruker Corporation since 2007, and previously served on the board of Teleflex, Inc. from 2018 until 2021.

Hideyuki Yamagishi

Mr. Yamagishi, age 62, has been Primary Executive Officer and President of Life Innovation SBU at Buyer since 2022. From 2016 to 2022, he held various roles at Buyer including Lead Executive Officer, Senior General Manager of Corporate Research & Development, Senior Executive Officer and President of Specialty Solutions SBU.

The Share Tender Agent for the U.S. Offer is:

Skandinaviska Enskilda Banken AB (publ)

The ADS Tender Agent for the U.S. Offer is:

Computershare Trust Company, N.A., Computershare Inc.

By Mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer, COY: CTPC P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer, COY: CTPC 150 Royall Street, Suite V Canton, MA 02021

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related ADS Letter of Transmittal may be directed to the Information Agent. Such copies will be furnished promptly at Buyer’s expense. Holders of ADSs may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the U.S. Offer. Buyer will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the ADS Tender Agent) for soliciting tenders of ADSs pursuant to the U.S. Offer.

The Information Agent for the U.S. Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104

ADS Holders, Banks and Brokers
Call Toll Free:
(866) 643-4514

Outside U.S. & Canada:
(781) 896-3845